SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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LeapFrog Enterprises, Inc.

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LEAPFROG ENTERPRISES, INC.

6401 Hollis Street

Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Thursday, June 5, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of LeapFrog Enterprises, Inc., a Delaware corporation. The meeting will be held on Thursday, June 5, 2008 at 9:00 a.m. local time at our headquarters located at 6401 Hollis Street, Emeryville, California for the following purposes:

1.	To elect our eight nominees for director to serve for the ensuing year and until their successors are elected.

2.	To approve a one-time stock option exchange program under which eligible LeapFrog employees (including our executive officers) and members of our board of directors would be able to elect to exchange outstanding stock options issued under our equity plans for new lower-priced stock options, including, as part of the stock option exchange program, approval of the issuance of options to our Chief Executive Officer.

3.	To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

4.	To conduct any other business properly brought before the meeting or any postponement or adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 14, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

By Order of the Board of Directors

/s/ Peter M. O. Wong
Peter M. O. Wong
Senior Vice President, General Counsel and Corporate Secretary

Emeryville, California

April 30, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

LEAPFROG ENTERPRISES, INC.

6401 Hollis Street

Emeryville, California 94608

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the board of directors of LeapFrog Enterprises, Inc. is soliciting your proxy to vote at the 2008 annual meeting of stockholders. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about April 30, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 14, 2008 will be entitled to vote at the annual meeting. On this record date, there were 35,945,504 shares of Class A common stock and 27,614,176 shares of Class B common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 14, 2008, your shares of LeapFrog’s Class A common stock were registered directly with Continental Stock Transfer and Trust Company, our transfer agent for our Class A common stock, or your shares of LeapFrog’s Class B common stock were registered directly with LeapFrog, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 14, 2008, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

1.	The election of our eight nominees for director.

2.

Approval of a one-time stock option exchange program under which eligible LeapFrog employees (including our executive officers) and members of our board of directors would be able to elect to exchange outstanding stock options issued under our equity plans for new lower-priced stock options, including, as part of the stock option exchange program, approval of the issuance of options to our Chief Executive Officer.

3.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee(s) you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from LeapFrog. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all eight nominees for director, “For” the stock option exchange program and “For” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy card with a later date.

2.	You may send a written notice that you are revoking your proxy to LeapFrog’s Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608.

3.	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy. Please remember, as mentioned above, if you are a beneficial owner of shares you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent who holds your shares in street name.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 23, 2008 to LeapFrog’s Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so between February 5, 2009 and March 7, 2009. You are also advised to review LeapFrog’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are broker non-votes?

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions).

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•

Proposal 1—Election of our eight nominees for director. The eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

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Proposal 2—Approval of a one-time stock option exchange program, including approval of the issuance of options to our Chief Executive Officer as part of the stock option exchange program. This proposal must receive a “For” vote from the holders of a majority of votes cast either in person or by proxy on the proposal, and the total votes cast on the proposal must represent over 50% of the votes of holders entitled to vote at the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Proposal 3—Ratification of the selection by the audit committee of the board of directors of Ernst & Young LLP as the independent registered public accounting firm of LeapFrog for our fiscal year ending December 31, 2008. This proposal must receive a “For” vote from the holders of a majority of votes present and entitled to vote either in person or by proxy on the proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at the meeting or by proxy there is represented the holders of outstanding shares of Class A and Class B common stock entitled to cast a majority of the votes that could be cast by all outstanding shares of Class A and Class B common stock voting together as a class. On the record date, there were 35,945,504 shares of Class A common stock outstanding and 27,614,176 shares of Class B common stock outstanding, all of which are entitled to vote and represent a total of 312,087,264 votes. Thus, shares representing at least 156,043,633 votes must be represented at the meeting or by proxy to have a quorum.

Your votes will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How many votes do I have?

On each matter to be voted upon, for holders of our Class A common stock, you have one vote for each share of Class A common stock you owned as of April 14, 2008, and for holders of our Class B common stock, you have ten votes for each share of Class B common stock you owned as of April 14, 2008.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2008.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This proxy statement, including the section entitled “Executive Compensation—Compensation Discussion and Analysis” contains forward-looking statements, including statements regarding future product or service launches, future product or service features, the scope and success of future launches, potential impact of the Option Exchange Program on our financial results and overhang of outstanding stock options, and our expectations for sales, trends, margins, profitability, expenses, inventory or cash balances, capital expenditures, cash flows, or other measures of financial performance in future periods. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” in Item 1A of our 2007 annual report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 13, 2008. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this report.

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to our certificate of incorporation, our board of directors has the exclusive authority to fix, by resolution, the number of directors that constitute the board. Although the authorized number of LeapFrog directors has been fixed at 11, we expect that our board will reduce the authorized number of LeapFrog directors to eight prior to this annual meeting of stockholders. There are eight nominees for director at this annual meeting. Stockholders cannot submit proxies voting for a greater number of persons than the eight nominees named in this Proposal One. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected, or until the director’s death, resignation or removal. Each nominee listed below is currently a director of LeapFrog and was elected by the stockholders.

LeapFrog’s policy is to encourage nominees for directors to attend the annual meeting. Six directors attended our 2007 annual meeting of stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by LeapFrog. Each person nominated for election has agreed to serve if elected. LeapFrog has no reason to believe that any nominee will be unable to serve.

The following table sets forth information as of April 8, 2008 with respect to the nominees for election to our board of directors:

Nominees

Name	Age	Position/Office Held With LeapFrog
Steven B. Fink	57	Chairman of the board
Jeffrey G. Katz	52	Chief Executive Officer, President and Director
Thomas J. Kalinske	63	Vice Chairman of the board
Stanley E. Maron	60	Director
E. Stanton McKee, Jr.	63	Director
David C. Nagel	62	Director
Ralph R. Smith	60	Director
Caden Wang	55	Director

Steven B. Fink was elected to our board of directors in March 1999 and was appointed Chairman of our board in February 2004. Mr. Fink serves as a Vice Chairman of Knowledge Universe (now Mounte LLC), a private company focused on building leading companies in areas relating to education, technology and career management and the improvement of individual and corporate performance, a position he has held since 1996. From May 2000 to January 2008, Mr. Fink served as the Chief Executive Officer of Lawrence Investments, LLC, a technology and biotechnology private equity investment firm that is controlled by Lawrence J. Ellison. From 1981 to 1986, Mr. Fink served as Chief Executive Officer and Chairman of the board of directors of Anthony Manufacturing Company, a specialty glass and conductive coatings manufacturer. He currently serves as Vice Chairman of Heron International, a privately held European real estate development company, as a member of the board of Spring Group plc, a publicly held information technology services company in the United Kingdom whose shares are traded on the London Stock Exchange, as a director of Nobel Learning Communities, Inc., a publicly held non-sectarian, for-profit provider of education and educational services for the pre-elementary through 12th grade market, and as a director of K12 Inc., a publicly held provider of proprietary curriculum and educational services created for online delivery to students in kindergarten through 12th grade.

Mr. Fink also serves on the boards of directors of other privately held companies. Mr. Fink earned a B.S. from the University of California, Los Angeles and a J.D. and an L.L.M. from New York University. Mr. Fink has served as a member of our compensation committee since April 2005, as a member of our nominating and corporate governance committee since April 2004 (and as the Chairman from April 2004 through April 2008), and as the Chairman of our strategy committee from March 2006 until it was dissolved in July 2007.

Jeffrey G. Katz has served as our Chief Executive Officer and President since July 2006, and as a member of our board of directors since June 2005. From 2000 to 2004, Mr. Katz served as the Chairman and Chief Executive Officer of Orbitz, Inc., an online travel company. From 1997 to 2000, Mr. Katz was President and Chief Executive Officer of Swissair, a publicly held airline. From 1980 to 1997, he served in a variety of roles at American Airlines, a publicly held airline, including Vice President of American Airlines and President of the Computerized Reservation System Division of SABRE. Mr. Katz serves on the board of directors of Northwest Airlines Corporation, a publicly held airline, and is a member of its audit committee and chairs its safety and security committee. Mr. Katz earned a B.S. in mechanical engineering from the University of California, Davis, and M.S. degrees from both Stanford University and the Massachusetts Institute of Technology.

Thomas J. Kalinske has served as our Vice Chairman since July 2006. From February 2004 to July 2006, Mr. Kalinske served as our Chief Executive Officer and previously served in that same capacity from September 1997 to March 2002. He has served on our board of directors since September 1997 and was the Chairman of our board of directors from September 1997 to February 2004. From 1996 to February 2004, Mr. Kalinske served as the President of Knowledge Universe (now Mounte LLC), a private company focused on building leading companies in areas relating to education, technology and career management and the improvement of individual and corporate performance. From 1990 to 1996, he served as President and Chief Executive Officer of Sega of America. Prior to that, he was President and Chief Executive Officer of the Universal Matchbox Group from 1987 to 1990. Prior to that, he served as President and Co-Chief Executive Officer of Mattel, Inc. Mr. Kalinske has served as Chairman of the Toy Manufacturers Association of America, and in 1997, he was inducted into the Toy Industry Hall of Fame. Mr. Kalinske serves on the board of directors of Blackboard Inc., a publicly held company that provides enterprise learning software applications, and is a member of its audit committee. Mr. Kalinske earned a B.S. from the University of Wisconsin and an M.B.A. from the University of Arizona.

Stanley E. Maron was elected to our board of directors in September 1997. Since 1994, Mr. Maron has served as a senior partner in the law firm of Maron & Sandler, a Professional Corporation, which he co-founded. He specializes in corporate and tax law. Prior to forming Maron & Sandler, he was a senior partner in the Los Angeles law firm of Buchalter, Nemer, Fields & Younger, serving the firm from 1975 to 1994. Mr. Maron currently serves as a director of Nextera Enterprises, Inc., a publicly held company that produces and markets personal care products, as a director of Heron International, a privately held European real estate development company, and also serves as an officer and director of privately held companies affiliated with Knowledge Learning Corporation, a for-profit provider of early child care learning. Mr. Maron earned a B.A. from the University of California, Berkeley and a J.D. from the University of California, Los Angeles. Mr. Maron has served on our audit committee since July 2006.

E. Stanton McKee, Jr. was appointed to our board of directors in November 2003. From 1989 until his retirement in November 2002, Mr. McKee served in various positions at Electronic Arts Inc., a developer and publisher of interactive entertainment, most recently as Executive Vice President and Chief Financial and Administrative Officer. Mr. McKee serves on the board of directors of ArcSight, Inc., a publicly held company that provides security and compliance management software and is a member of its nominating and corporate governance committee and chairs its audit committee. Mr. McKee also serves on the board of directors of several privately held companies. Mr. McKee earned a B.A and an M.B.A. from Stanford University. Mr. McKee has served as the Chairman of our audit committee since November 2003.

David C. Nagel, Ph.D. was appointed to our board of directors in September 2005. From December 2001 until his retirement in May 2005, Dr. Nagel served as the President, Chief Executive Officer and a director of

PalmSource, Inc., a provider of operating system software platforms for smart mobile devices. From September 2001 to December 2001, he was Chief Executive Officer of the Platform Solutions Group at Palm, Inc., a provider of mobile computing solutions. Prior to joining Palm, from April 1996 to September 2001, Dr. Nagel was Chief Technology Officer of AT&T Corp., a communications service provider, President of AT&T Labs, a corporate research and development unit of AT&T, and Chief Technology Officer of Concert, a partnership between AT&T and British Telecom. Dr. Nagel serves on the board of directors and compensation committee of Tessera Technologies, Inc., a publicly held company that develops semiconductor packaging technology, and is the Chairman of the board of directors of ArcSoft, Inc., a privately held developer of multimedia software for electronic devices. Dr. Nagel is also a member of the board of directors of Epocrates, Inc., a privately held developer of medical information products, where he serves as the lead independent director and is a member of the compensation committee. Dr. Nagel earned a B.S., an M.S. and a Ph.D. from the University of California, Los Angeles. Dr. Nagel has served as a member of our compensation committee since February 2006 (and as the Chairman since November 2006), and as a member of our strategy committee from April 2006 until it was dissolved in July 2007.

Ralph R. Smith was appointed to our board of directors in April 2005. He currently serves as Senior Vice President of The Annie E. Casey Foundation, a private philanthropy dedicated to helping build better futures for disadvantaged children in the United States. Since 2004, Mr. Smith has served on the board of directors of Nobel Learning Communities, Inc., a publicly held non-sectarian, for-profit provider of education and educational services for the pre-elementary through 12th grade market, and serves as a member of its nominating and corporate governance committee. He is also a member of the board of directors of Venture Philanthropy Partners, a non-profit philanthropic investment organization serving the National Capital Region. From 1975 to 1997, Mr. Smith was a member of the faculty of the Law School of the University of Pennsylvania, teaching corporate law, securities regulations, and education law and policy. Mr. Smith also has held a number of senior leadership positions for the School District of Philadelphia, including Chief of Staff and Special Counsel. Mr. Smith earned his undergraduate degree at Loyola University of Los Angeles and a J.D. from the University of California, Los Angeles, and has served as a Teaching Fellow and L.L.M./S.J.D. candidate at Harvard University. Mr. Smith has served on our compensation committee and nominating and corporate governance committee since April 2005, and became the Chairman of our nominating and corporate governance committee in May 2008.

Caden Wang was appointed to our board of directors in April 2005. From June 1999 until his retirement in December 2001, Mr. Wang served as Executive Vice President and Chief Financial Officer of LVMH Selective Retailing Group, which included various international retail holdings such as DFS, Sephora and Miami Cruiseline Services. He also served as the Chief Financial Officer for DFS, Gump’s and Cost Plus. Since October 2003, Mr. Wang has served on the board of directors of bebe stores, inc., a publicly held company that designs, develops and produces women’s apparel and accessories, and chairs its audit committee, is a member of its nominating and corporate governance committee and chairs a special committee advising on executive equity matters. From August 2005 through August 2007, Mr. Wang served on the board of directors of Fossil, Inc., a publicly held company that designs, develops, markets and distributes fashion related consumer products, and was a member of its audit committee, nominating and corporate governance committee and a special committee advising on option backdating. Mr. Wang is a Certified Public Accountant. He earned a B.A. and an M.B.A. from the University of California, Los Angeles. Mr. Wang has served as a member of our audit committee since April 2005, as a member of our nominating and corporate governance committee since November 2006, and as a member of our strategy committee from April 2006 until it was dissolved in July 2007.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR of each named nominee.

PROPOSAL TWO

APPROVAL OF THE OPTION EXCHANGE PROGRAM

Introduction

We are seeking stockholder approval of an Option Exchange Program (defined below) that would allow us to cancel out-of-the-money stock options currently held by some of our employees and directors in exchange for the issuance of a lesser amount of stock options with lower exercise prices. We are proposing this program because we believe that, by essentially re-purposing already issued equity awards but with certain extended vesting terms, we will more cost-effectively provide retention and incentive tools to our key contributors rather than simply issuing incremental equity or paying additional cash compensation. This program is designed to result in no adverse impact to our reported earnings. Assuming full participation and an exercise price for the new options at $7.50 per share, the program would result in a net reduction of approximately 2.8 million outstanding stock options.

Overview

On February 28, 2008, the compensation committee recommended to our board of directors, and in March 2008 our board subsequently authorized, a one-time stock option exchange program (the “Option Exchange Program”), subject to stockholder approval. Under the proposed Option Exchange Program, eligible employees, including executive officers, and members of our board of directors would be able to elect to exchange outstanding eligible options to purchase shares of our Class A common stock for new stock options with a lower exercise price but covering fewer shares (the “New Options”). Stock options will be eligible for the program (“Eligible Options”) if they have exercise prices per share greater than the higher of (a) $7.50 or (b) $0.25 above the closing price of our Class A common stock as reported on the New York Stock Exchange (the “NYSE”) for the business day prior to the date on which we close the exchange offer (the “Adjusted Market Price”). The opportunity to participate in the option exchange will be offered to all of our domestic employees, certain of our foreign employees and members of our board of directors (collectively referred to as the “Eligible Participants”) who hold Eligible Options that were granted under either our 2002 Equity Incentive Plan or 2002 Non-Employee Directors’ Stock Award Plan (collectively referred to as the “Plans”). Eligible Options surrendered for exchange under the Option Exchange Program that were issued under the Plans will, upon the closing of the exchange offer, be exchanged for New Options granted pursuant to our 2002 Equity Incentive Plan.

Under the proposed Option Exchange Program, our Chief Executive Officer (CEO) will also be offered the opportunity to exchange his Eligible Options. Our CEO’s Eligible Options include 2.65 million option shares granted to him upon his joining LeapFrog as President and CEO. Of these new hire option shares, 2.0 million were granted to him under the 2002 Equity Incentive Plan, and the remaining 650,000 option shares were granted to him as two special inducement grants awarded to him outside of any formal plan pursuant to NYSE listing rules (the “Inducement Grants”). Any New Options issued to our CEO in exchange for his Inducement Grants will likewise be issued outside of a formal equity plan but will have terms similar to the terms of nonstatutory option grants issued under our 2002 Equity Incentive Plan. Information about the Inducement Grants and potential New Options to be issued in exchange for the Inducement Grants is presented, for purposes of illustration based on specified assumptions, in the table captioned “Interests of Our Directors and Executive Officers in the Option Exchange Program” at the end of this proposal. We are required, under the listing rules of the NYSE, to obtain stockholder approval of the grant of New Options in exchange for the Inducement Grants. Accordingly, approval of the Option Exchange Program in this Proposal Two also includes approval of the New Options to be granted to our CEO in exchange for his surrendered Inducement Grants.

Under the proposed Option Exchange Program, each New Option will have: (1) an exercise price per share equal to the higher of $7.50 or the Adjusted Market Price, (2) the same expiration date as the tendered Eligible Option and (3) the same vesting schedule as the tendered Eligible Option, except that the vesting schedules for any options that are already vested or that will vest within 12 months of the closing date of the exchange offer will be reset such that those options will vest upon the 12-month anniversary of the closing date of the exchange offer. The ratio of shares underlying exchanged options to shares underlying New Options will vary based on the relative market value of the exchanged options to the New Options as we intend for the fair value of the New Options to be equal to the fair value of the Eligible Options surrendered based on valuation assumptions made as of the close of the Option Exchange Program, which we believe should result in no adverse impact on our reported earnings.

We believe that, if approved by the stockholders, the Option Exchange Program will permit us to:

•

enhance long-term stockholder value by restoring competitive incentives to the participants so they are further motivated to complete and deliver the important strategic and operational initiatives we began implementing in late 2006, as exercise prices significantly in excess of market price undermine the effectiveness of options as employee performance and retention incentives; and

•

reduce potential overhang, which is the number of shares issuable upon the vesting and exercise of outstanding stock options and other stock awards, by reducing the total number of outstanding stock options.

Under the listing rules of the NYSE, stockholder approval is required in order for us to implement the Option Exchange Program and to issue New Options to our CEO in exchange for the Inducement Grants. Stockholders should recognize that approval of the Option Exchange Program also includes approval of the issuance of these New Options to our CEO. If our stockholders approve this proposal, our board of directors intends to close the exchange offer promptly following the annual meeting. If we do not obtain stockholder approval of this proposal, we will not be able to implement the Option Exchange Program. This proposal must receive a “FOR” vote from the holders of a majority of votes cast either in person or by proxy on the proposal, and the total votes cast on the proposal must represent over 50% of the votes of holders entitled to vote at the annual meeting. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect.

Our board of directors unanimously recommends a vote “FOR” this proposal.

Reasons for the Option Exchange Program

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, expand and develop our business, and satisfy customer needs. Competition for these types of employees, particularly in the San Francisco Bay Area, is intense, and many companies use stock options as a means of attracting, motivating and retaining their best employees. At LeapFrog, stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. In addition, since late 2006, we have been implementing a multi-year turnaround plan with a new business strategy that was designed to return LeapFrog to growth and profitability over the long-term, but would require near-term actions that would not necessarily result in near-term increases in our stock price or improvements in our operating results.

Many of our employees now hold stock options with exercise prices significantly higher than the current market price of our Class A common stock. For example, on April 8, 2008, the closing price of our Class A common stock on the NYSE was $7.43 per share and the weighted average exercise price of Eligible Options was $12.76. Consequently, as of April 8, 2008, approximately 7.0 million shares of outstanding stock options held by Eligible Participants were “underwater,” meaning that the exercise price of the outstanding stock option was less than the market price for our stock. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board believes are necessary to motivate our management and our employees to complete and deliver the important strategic and operational initiatives that we began implementing in late 2006 to increase long-term stockholder value. In addition to providing key incentives to our employees, the Option Exchange Program is also designed to benefit our stockholders by reducing the potential dilution from stock option exercises in the future and by providing us better retention tools for our key contributors due to the extended vesting terms for certain of the New Options. We estimate a reduction in our overhang of outstanding stock options of approximately 2.8 million shares, assuming full participation in the Option Exchange Program, market price of our Class A common stock of $7.00 per share, an exercise price of the New Options of $7.50 per share and exchange ratios that result in the fair value of the New Options being equal to the fair value of the Eligible Options surrendered based on valuation assumptions made as of the close of the Option Exchange Program. The actual reduction in our overhang that could result from the Option Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Option Exchange Program.

Consideration of Alternatives

When considering how best to continue to incentivize and reward our employees who have underwater options, we considered several alternatives:

Increase cash compensation.    To replace equity incentives, we considered that we could substantially increase base and target bonus compensation. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations, which would adversely affect our business and operating results.

Grant additional equity compensation.    We make annual equity grants of stock options and restricted stock units to our employees in order to keep total employee compensation packages competitive with those of our peer companies from year to year. In addition to this year’s annual equity grants, we considered granting employees special supplemental stock option grants at current market prices in order to restore the value of previously granted stock options that are now underwater. However, such supplemental option grants would substantially increase our overhang and potential dilution to our stockholders and would also decrease our reported earnings, which could negatively impact our stock price.

Implement Option Exchange Program.    Finally, we considered implementing an option exchange program. We determined that a program under which employees could exchange stock options with an exercise price greater than the higher of $7.50 or the Adjusted Market Price for stock options covering fewer shares with, in some cases, an additional vesting requirement and with an exercise price equal to the higher of $7.50 or the Adjusted Market Price was most attractive for a number of reasons, including the following:

•

Reasonable, Balanced Incentives.    Under the Option Exchange Program, Eligible Participants would be able to surrender certain underwater options for options covering fewer shares with exercise prices equal to the higher of $7.50 or the Adjusted Market Price (which will be $0.25 above the closing NYSE price of our stock on the day prior to the close of the exchange offer) and with vesting requirements that would be the same as the surrendered options, except that the vesting schedules for any surrendered options that are already vested or that will vest within 12 months of the closing date of the exchange offer will be reset such that the New Options granted in exchange for the surrendered options will vest upon the 12-month anniversary of the closing date of the exchange offer. In addition, we would calculate the exchange ratios to result in a fair value, for accounting purposes, of the New Options being equal to the fair value of the Eligible Options surrendered based on valuation assumptions made as of the close of the Option Exchange Program, which we believe should result in no adverse impact on our reported earnings. We believe this combination of fewer shares subject to options with exercise prices equal to the higher of $7.50 or the Adjusted Market Price, issued with no expected adverse impact on our reported earnings, together with a new 12-month minimum vesting requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance.

•

Reduction of the Number of Shares Subject to Outstanding Options.    Not only do the underwater options have little or no retention value, they cannot be removed from our stock option overhang until they are exercised or expire unexercised. If approved by the stockholders, the Option Exchange Program will reduce our overhang of outstanding stock options by eliminating the ineffective options that are currently outstanding. Under the proposed Option Exchange Program, Eligible Participants will receive stock options covering fewer shares than the options surrendered. As a result, the number of shares subject to all outstanding equity awards will be reduced, thereby reducing the overhang. If the tender offer were to close at a time when the market price of our Class A common stock is $7.00 per share, the exercise price of the New Options is $7.50 per share, and if all Eligible Options were exchanged, based on the number of Eligible Options outstanding on April 8, 2008, options to purchase approximately 7.0 million shares would be surrendered and cancelled, while New Options covering approximately 4.2 million shares would be issued, resulting in a net reduction in the overhang of our outstanding stock options of approximately 2.8 million shares, or approximately 7.8% of the number of shares of our Class A common stock outstanding as of April 8, 2008. The actual reduction in our overhang that could result from the Option Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Option Exchange Program. The reduction in overhang may also be partially offset by the grant of additional awards under our Plans. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•

Reduced Pressure for Additional Grants.    If we are unable to implement the Option Exchange Program, we may be forced to issue additional options to our employees at current market prices, increasing our overhang. These grants would more quickly exhaust the current pool of options available for future grants under the Plans and would also result in decreased reported earnings, which could negatively impact our stock price.

•

Participation by Our Executive Officers and Our Board of Directors.    The members of our board of directors and our executive officers work closely as a team and are expected to be among the primary drivers of the strategic and operational initiatives begun in late 2006 to advance the creation of long-term stockholder value. As a result, the retention and motivation of our directors and executives officers are critical to LeapFrog’s long-term success. Accordingly, we have elected to include executive officers and members of our board of directors as Eligible Participants in the Option Exchange Program.

Description of the Option Exchange Program

Implementing the Option Exchange Program.    If the Option Exchange Program is approved by the stockholders, it is the board of directors’ intent that Eligible Participants who were offered the opportunity to participate in the program under a tender offer (an “Offer to Exchange”) filed with the Securities and Exchange Commission (the “SEC”) will be able to complete their exchange promptly following the annual meeting. From the time the Offer to Exchange commences, the Eligible Participants will be given at least 20 business days to make an election to surrender for cancellation all or a portion of their Eligible Options on a grant-by-grant basis in exchange for New Options. Eligible Participants who hold single grants of options to purchase 100,000 shares or more may elect to exchange all or a portion of these large grants. The New Options will be issued promptly following the closing of the Offer to Exchange, which we expect will be on or about June 6, 2008. Even if the Option Exchange Program is approved by our stockholders, our board will retain the authority, in its sole discretion, to terminate or postpone the program, at any time prior to the closing of the Offer to Exchange or to exclude certain Eligible Options or Eligible Participants from participating in the Option Exchange Program due to tax, regulatory or accounting reasons or because participation would be inadvisable or impractical. Stockholder approval of the Option Exchange Program applies only to this exchange program. If we were to implement a stock option exchange program in the future, we would once again need to seek stockholder approval.

Outstanding Options Eligible for the Option Exchange Program.    To be eligible for exchange under the Option Exchange Program, an option must have an exercise price that is greater than the higher of $7.50 or the Adjusted Market Price. Certain options that were granted to our employees, including our executive officers, with above-market exercise prices must meet additional eligibility requirements as described in the section below entitled “Tiered Options.” As of April 8, 2008, options to purchase approximately 9.0 million shares of our Class A common stock were outstanding, of which options to purchase approximately 7.0 million shares, would be eligible for exchange under the Option Exchange Program.

Eligibility.    The Option Exchange Program will be open to all of our domestic employees, including our executive officers, certain of our foreign employees and members of our board of directors who hold Eligible Options. We may exclude employees located outside of the United States from the Option Exchange Program if, for any reason, we believe that their participation would be inadvisable or impractical. To be eligible, an employee must be employed by us and a director must be serving on our board of directors at the time the Offer to Exchange commences. Additionally, in order to receive the New Options, an Eligible Participant who surrenders his or her Eligible Options for exchange must be an employee or serving on our board of directors on the date the New Options are granted. As of April 8, 2008, approximately 170 employees and seven non-employee directors held Eligible Options.

Exchange Ratios.    Exchange ratios will be designed to result in a fair value, for accounting purposes, of the New Options that will be equal to the fair value of the Eligible Options surrendered based on valuation assumptions made as of the close of the Option Exchange Program. These ratios will be designed to make the grant of New Options accounting expense neutral. In the proposed exchange offer, Eligible Participants would be offered a one-time opportunity to exchange their Eligible Options for New Options covering a smaller number of shares. The actual number of shares subject to New Options will be determined in accordance with exchange ratios calculated by our independent compensation consultant using the Black-Scholes option valuation model and based upon our stock price at the closing of the Offer to Exchange.

The following table shows (a) the number of shares underlying outstanding Eligible Options in each exercise price range as of April 8, 2008 and (b) a hypothetical example of the exchange ratios that could be applied to calculate the number of shares subject to New Options to be granted in exchange for surrendered Eligible Options. The exchange ratios set forth in the table were calculated based on the assumption that the exercise price of the New Options is $7.50 per share, the market price of our Class A common stock is $7.00 per share and using exchange ratios that result in the fair value of the New Options being equal to the fair value of the Eligible Options surrendered based on valuation assumptions made as of the close of the Option Exchange Program. If the Option Exchange Program is approved, the actual exchange ratios used should result in (1) the issuance of fewer shares subject to the New Options than were subject to the cancelled Eligible Options tendered in the exchange offer and (2) the fair value, for accounting purposes, of Eligible Options surrendered being equal to the fair value of the New Options replacing them.

Exercise Price Range	Maximum Number of Shares Underlying Eligible Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Hypothetical Weighted Average Exchange Ratio (Shares Underlying Eligible Options to Shares Underlying New Options) Based on Specified Assumptions	Hypothetical Number of Shares Underlying New Options that May be Granted Based on Specified Assumptions
$ 7.51 - $ 9.99	971,050	$9.15	8.71	1.25 to 1	779,238
$10.00 - $10.49	1,738,668	$10.25	8.01	1.48 to 1	1,177,526
$10.50 - $12.49	1,514,822	$11.64	7.80	1.67 to 1	906,690
$12.50 - $14.99	1,374,387	$13.27	7.49	1.82 to 1	757,080
$15.00 and above	1,404,753	$19.07	7.37	2.42 to 1	580,361
Total	7,003,680	$12.76	7.83	1.67 to 1	4,200,895

The actual exchange ratios will be determined once the closing price of our Class A common stock on the day prior to the closing of the exchange offer is reported by the NYSE. We currently expect to close the exchange offer on or about June 6, 2008, assuming the Option Exchange Program is approved by our stockholders. New Options granted in accordance with the actual exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Adjustments to any of the assumptions used to calculate the information in the above table will result in a change to the number of shares underlying New Options that may be granted under the Option Exchange Program.

Election to Participate.    Participation in the Option Exchange Program will be voluntary. Eligible Participants will be permitted to exchange all or none of their Eligible Options for New Options on a grant-by-grant basis, except that Eligible Participants who hold single grants of options to purchase 100,000 shares or more may elect to exchange all or a portion of these large grants. In certain cases, Eligible Participants, including our executive officers, were granted stock options that had tiered exercise pricing (“Tiered Options”), which are described in more detail in the section below entitled “Tiered Options.” Eligible Participants who hold Tiered Options where the number of options granted at the lowest exercise price is 100,000 shares or greater may elect to exchange all or a portion of the Tiered Options.

Exercise Price of New Options.    All New Options will be granted with an exercise price equal to the higher of $7.50 or the Adjusted Market Price (which will be $0.25 above the closing NYSE price of our stock on the day prior to the close of the exchange offer). Tiered Options will be treated as described in the section below entitled “Tiered Options.”

Tiered Options.    In certain cases, our employees, including our executive officers, were granted stock options that had tiered exercise pricing, meaning that a portion of the stock options were granted with exercise prices set at premiums approximately 33% and 66% higher than the fair market value at the time of grant. With these tiered stock option grants, Eligible Participants will be allowed to exchange such options only if the lowest exercise price in the tier (i.e. the option granted with no premium) is greater than the higher of $7.50 or the Adjusted Market Price. If an eligible Tiered Option is exchanged, options in each of the tiers must be surrendered, and the exercise prices of the New Options issued in exchange will reflect the same premiums applied to the exercise prices of the surrendered Tiered Option. For example, if upon the close of the Offer to Exchange, the exercise price of the New Options is $7.50, and a Tiered Option with a base exercise price of $9.33 and premium exercise prices of $12.41 and $15.49 (33% and 66% premiums, respectively) is surrendered, the resulting New Option will have exercise prices of $7.50, $9.98 and $12.45, respectively. The number of options that will be issued at each of these new exercise price tiers will be determined on a tier-by-tier basis using exchange ratios based on the Black-Scholes option valuation model, which will take into account, among other variables, the original exercise price of each tier of the surrendered Tiered Option and our stock price at the closing of the Offer to Exchange, and which should result in the fair value of the New Option being equal to the fair value of the Tiered Option surrendered.

Vesting of New Options.    The New Options will have the same vesting schedules as the surrendered options, except that, if any surrendered options are already vested or will vest within 12 months of the closing date of the Offer to Exchange, the New Options granted in exchange for these surrendered options will now vest upon the 12-month anniversary of the closing of the Offer to Exchange.

Term of the New Options.    The New Options, including the New Options that may be granted to our CEO in exchange for his Inducement Grants, will have the same expiration date as the original options surrendered.

Other Terms and Conditions of the New Options.    The other terms and conditions of the New Options will be set forth in an option agreement to be entered into as of the New Option grant date. Any additional terms and conditions will be comparable to the other terms and conditions of the Eligible Options. All New Options will be nonstatutory stock options granted under our 2002 Equity Incentive Plan, regardless of the tax status of the Eligible Options tendered for exchange, provided that the New Options issued to our Chief Executive Office in exchange for the Inducement Grants will not be granted under our 2002 Equity Incentive Plan, but will be nonstatutory stock options with terms similar to nonstatutory options granted under our 2002 Equity Incentive Plan. The shares of Class A common stock for which the New Options may be exercised are currently registered on a registration statement filed with the SEC.

Return of Eligible Options Surrendered.    Consistent with the terms of the Plans, the pool of shares available for the grant of future awards under our Plans will be increased by that number of shares equal to the difference between (a) the number of shares underlying surrendered Eligible Options issued under the Plans and (b) the number of shares underlying New Options issued under the Plans. Shares subject to the Inducement Grant were not issued under the Plans and will not be returned to the pool of shares available for grant under the Plans.

Accounting Treatment.    We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or FAS 123(R), regarding accounting for share-based payments. Under FAS 123(R), we will recognize the incremental compensation cost of the stock options granted in the Option Exchange Program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each New Option granted to employees in exchange for surrendered Eligible Options, measured as of the date the New Options are granted, over the fair value of the Eligible Options surrendered in exchange for the New Options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the New Options. However, because the exchange ratios will be calculated to result in the fair value of Eligible Options surrendered being equal to the fair value of the New Options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Option Exchange Program. As would be the case with Eligible Options, in the event that any of the New Options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited New Options will not be recognized.

U.S. Federal Income Tax Consequences.    The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Option Exchange Program. A more detailed summary of the applicable tax considerations to participants will be provided in the Offer to Exchange. The tax consequences of the Option Exchange Program are not entirely certain, however, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. We believe the exchange of Eligible Options for New Options pursuant to the Option Exchange Program should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes by us or our employees upon the grant of the New Options. As all New Options issued under the Option Exchange Program will be nonstatutory stock options, including the New Options issued to our CEO in exchange for the Inducement Grants, upon exercise of the New Options, the Eligible Participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the stock, the Eligible Participant will recognize a capital gain or loss (which will be long-or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. The tax consequences for employees located outside of the United States may differ from the U.S. federal income tax consequences. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Option Exchange Program under all applicable laws prior to participating in the Option Exchange Program.

Potential Modifications to Terms to Comply with Governmental Requirements.    The terms of the Option Exchange Program will be described in an Offer to Exchange that we will file with the SEC. Although we do not anticipate that the SEC will require us to modify the terms significantly, it is possible we will need to alter the terms of the Option Exchange Program to comply with comments from the SEC. Changes in the terms of the Option Exchange Program may also be required for tax purposes for participants in the United States as the tax treatment of the Option Exchange Program is not entirely certain. In addition, we intend to make the Option Exchange Program available to certain of our employees located outside of the United States, where permitted by local law and where we determine it is feasible and practicable to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. We reserve the right not to conduct the Option Exchange Program in countries in which we deem it inadvisable to do so for any reason.

Effect on Stockholders

We are not able to predict the impact the Option Exchange Program will have on your interests as a stockholder, as we are unable to predict how many participants will exchange their Eligible Options or what the future market price of our Class A common stock will be on the date that the New Options are granted. If the Option Exchange Program is approved, the exchange ratios should result in (1) the issuance of fewer shares subject to the New Options than were subject to the cancelled Eligible Options tendered in the exchange offer and (2) the fair value of Eligible Options surrendered being equal to the fair value of the New Options replacing them. As a consequence, we do not expect to recognize any incremental compensation expense for financial reporting purposes from the Option Exchange Program. In addition, the Option Exchange Program is intended to reduce both our existing stock option overhang and our need to issue supplemental stock options in the future to remain competitive with other employers.

While we cannot predict how many Eligible Options will be exchanged, assuming full participation in the Option Exchange Program, market price of our Class A common stock of $7.00 per share, an exercise price of the New Options of $7.50 per share and exchange ratios that result in the fair value of the New Options being equal to the fair value of the Eligible Options surrendered based on valuation assumptions made as of the close of the Option Exchange Program, the total number of shares underlying our outstanding options would be reduced by approximately 2.8 million shares, which represents a reduction of approximately 7.8% of the number of shares of our Class A common stock outstanding as of April 8, 2008. The actual reduction in our overhang that could result from the Option Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Option Exchange Program.

Recommendation of the Board of Directors

For all of the reasons set forth above, the Board of Directors recommends a vote FOR Proposal Two.

Interests of Our Directors and Executive Officers in the Option Exchange Program

The following table shows the number of shares subject to Eligible Options held by our directors and executive officers (as such term is defined in Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1 thereunder) as of April 8, 2008 and the number of shares subject to New Options that they may receive assuming, for purposes of illustration only, that: (1) each director and executive officer decides to exchange all of his or her Eligible Options, (2) the market price of our Class A common stock is $7.00 per share and (3) the exercise price of the New Options is $7.50 per share.

Name of Director or Executive Officer	Title	Maximum Number of Shares Underlying Eligible Options		Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Hypothetical Number of Shares Underlying New Options that May be Granted Based on Specified Assumptions
Steven B. Fink	Director and Chairman	135,000		$14.22	6.90	60,765

Jeffrey G. Katz	Director and Chief Executive Officer	2,681,250	(1)	$12.57	8.23	1,724,259

Thomas J. Kalinske	Director and Vice Chairman	494,723		$15.91	6.31	159,721

Stanley E. Maron	Director	95,000		$14.78	6.55	39,398

E. Stanton McKee, Jr.	Director	80,000		$19.26	7.16	31,692

David C. Nagel	Director	57,500		$12.14	8.07	31,842

Ralph R. Smith	Director	63,750		$10.79	7.82	39,521

Caden Wang	Director	63,750		$10.79	7.82	39,521

William B. Chiasson	Chief Financial Officer	382,000		$12.39	7.65	218,874

Nancy G. MacIntyre	Executive Vice President, Product, Innovation and Marketing	100,000		$12.96	8.83	66,658

Martin A. Pidel	Executive Vice President, International	75,000		$11.65	8.75	56,834

Michael J. Dodd	Senior Vice President, Supply Chain and Operations	190,000		$11.41	8.31	136,795

Michael J. Lorion	President, LeapFrog School	103,500		$11.75	8.31	71,767

William K. Campbell	Senior Vice President, U.S. Consumer Sales	172,734		$12.88	7.85	107,314

Robert L. Moon	Senior Vice President, Chief Information Officer	165,000		$11.52	8.03	110,242

Hilda S. West	Senior Vice President, Human Resources	75,000		$9.33	8.56	58,564

Peter M. O. Wong	Senior Vice President, General Counsel and Corporate Secretary	164,900		$11.49	7.52	108,562

Mark A. Etnyre	Vice President, Corporate Controller and Principal Accounting Officer	0		$0	0	0

(1)	Of the total number of shares underlying Eligible Options held by Mr. Katz, 2,000,000 option shares were issued under our 2002 Equity Incentive Plan, 31,250 option shares were issued under our 2002

Non-Employee Directors’ Stock Award Plan and 650,000 option shares were issued pursuant to the Inducement Grants awarded to Mr. Katz upon his joining LeapFrog as President and CEO and were not issued under either our 2002 Equity Incentive Plan or our 2002 Non-Employee Directors’ Stock Award Plan. Any New Options issued under the Option Exchange Program to Mr. Katz in exchange for the Inducement Grants will not be issued under the Plans and will be issued to Mr. Katz only if our stockholders approve Proposal Two. Using the same assumptions specified in the introductory paragraph to the above table, the hypothetical number of shares underlying New Options that may be granted to Mr. Katz in exchange for his Inducement Grants is approximately 384,000 shares.

Equity Compensation Plan Information

The following table shows certain information concerning our Class A common stock to be issued in connection with our 2002 Equity Incentive Plan and our 2002 Non-Employee Directors’ Stock Award Plan as of December 31, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	9,559,554	$12.69	5,746,957	(1)
Equity compensation plans not approved by security holders	650,000	$15.90	—

TOTAL	10,209,554	$12.92	5,746,957

(1)	Includes 1,474,808 shares reserved for issuance under our 2002 Employee Stock Purchase Plan; 3,571,871 shares reserved for issuance under our 2002 Equity Incentive Plan and 700,278 shares reserved for issuance under our 2002 Non-Employee Directors’ Stock Award Plan.

PROPOSAL THREE

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our consolidated financial statements since September 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders.

Ratification of the selection of Ernst & Young LLP requires the affirmative vote of a majority of the votes of the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm Fee Information

In connection with the audit of the 2007 financial statements, we entered into an engagement agreement with Ernst & Young LLP that set forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and our exclusion of punitive damages.

The following table represents aggregate fees billed or to be billed to us for services performed for the fiscal years ended December 31, 2007 and 2006, by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended (in thousands)
	2007	2006
Audit Fees	$2,608	$2,845
Audit-related Fees	38	43
Tax Fees	—	163
All Other Fees	—	—

Total Fees	$2,646	$2,951

All services provided by Ernst & Young LLP for the fiscal years ended December 31, 2007 and 2006 were approved by the audit committee.

Audit Fees

The aggregate fees billed or to be billed by Ernst & Young LLP for financial audit services totaled $2.6 million in 2007 and $2.8 million in 2006. The above amounts include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q filed with the SEC, statutory audits required internationally, services related to compliance with Sarbanes-Oxley Act of 2002 internal control testing and review of correspondence with the SEC.

Audit-Related Fees

The aggregate fees billed by Ernst & Young LLP for audit-related services totaled $38,000 in 2007, which consisted of fees related to an analysis of FIN 48 and a Form S-8 registration statement filing with the SEC, and $43,000 in 2006, which consisted of fees related to FAS 123R, a Form S-8 registration statement filing with the SEC and SAB99 consultation work.

Tax Fees

There were no aggregate fees billed by Ernst & Young LLP for tax services in 2007, and in 2006, the aggregate fees billed by Ernst & Young LLP for tax services, consisting of tax compliance, tax advice and tax planning, totaled $0.2 million.

All Other Fees

There were no other fees paid to Ernst & Young LLP in 2007 and 2006.

Pre-Approval Procedures of Audit and Non-Audit Services by the Independent Registered Public Accounting Firm

As set forth in its charter, the audit committee must pre-approve all audit and non-audit services performed by the independent registered public accounting firm. As allowed under its charter, the audit committee has delegated to the Chairman of the audit committee, Mr. E. Stanton McKee, Jr., the authority to grant such pre-approvals, provided that all approvals made by the Chairman are presented to the full audit committee for its ratification at each of its scheduled meetings. In determining whether to approve audit and non-audit services to be performed by Ernst & Young LLP, the audit committee takes into consideration the fees to be paid for such services and whether the fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by Ernst & Young LLP, the audit committee considers whether the performance of such services is compatible with maintaining the independence of the independent registered public accounting firm in performing its audit function, and under no circumstances will the non-audit services include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. The audit committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the registered public accounting firm’s independence.

Recommendation of the Board of Directors

The Board of Directors Recommends A Vote FOR Proposal Three.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Controlling Stockholder

As of April 8, 2008, Lawrence J. Ellison, through entities controlled by him, held a majority of the voting power of our outstanding stock. As a result, Mr. Ellison controls the election of all members of our board of directors and all other matters submitted to a vote of our stockholders. Mr. Ellison is Chief Executive Officer of Oracle Corporation.

Beneficial Ownership of Our Common Stock

The following table sets forth certain information regarding the ownership of LeapFrog’s common stock as of April 8, 2008 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table below; (iii) all executive officers and directors of LeapFrog as a group; and (iv) all those known by LeapFrog to be beneficial owners of more than five percent of our common stock. Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than five percent of the shares of our common stock, as the case may be, and Schedules 13D and 13G filed with the Securities and Exchange Commission, or SEC.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of April 8, 2008. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated and to the extent known, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Beneficial Ownership of Our Common Stock (continued)

	Number of Shares Beneficially Owned			Percentage of Shares Beneficially Owned(1)			Percentage of Combined Voting Power Of All Classes of Stock(3)
	Class A	Class B	Total	Class A	Class B	Total(2)
Lawrence J. Ellison(4)	—	16,585,345	16,585,345	*	60.1%	26.1%	53.1%
Michael R. Milken(5)	1,601,789	9,387,732	10,989,521	4.5%	34.0%	17.3%	30.6%
Lowell J. Milken(6)	250,508	5,144,130	5,394,638	*	18.6%	8.5%	16.6%
Franklin Resources, Inc.(7)	6,565,980	—	6,565,980	18.3%	*	10.3%	2.1%
Third Avenue Management LLC(8)	4,977,817	—	4,977,817	13.9%	*	7.8%	1.6%
Renaissance Technologies Corp.(9)	2,412,000	—	2,412,000	6.7%	*	3.8%	*
Wells Fargo & Company(10)	2,402,600	—	2,402,600	6.7%	*	3.8%	*
The TCW Group, Inc.(11)	1,897,499	—	1,897,499	5.3%	*	3.0%	*
Jeffrey G. Katz(12)	1,366,006	—	1,366,006	3.7%	*	2.1%	*
William B. Chiasson(13)	251,561	—	251,561	*	*	*	*
Nancy G. MacIntyre(14)	39,998	—	39,998	*	*	*	*
Martin A. Pidel(15)	31,298	—	31,298	*	*	*	*
Michael J. Dodd(16)	115,018	—	115,018	*	*	*	*
Steven B. Fink(17)	151,015	50,000	201,015	*	*	*	*
Thomas J. Kalinske(18)	718,548	1,107	719,655	2.0%	*	1.1%	*
Stanley E. Maron(19)	104,551	168	104,719	*	*	*	*
E. Stanton McKee, Jr.(20)	74,165	—	74,165	*	*	*	*
David C. Nagel(21)	48,402	—	48,402	*	*	*	*
Ralph R. Smith(22)	56,144	—	56,144	*	*	*	*
Caden Wang(23)	56,144	—	56,144	*	*	*	*
All directors and executive officers as a group (18 persons)(24)	3,422,819	51,275	3,474,094	8.6%	*	5.1%	*

*	Less than one percent.

(1)	Based on 35,910,519 shares of Class A common stock and 27,614,176 shares of Class B common stock outstanding as of April 8, 2008. Unless otherwise indicated in the footnotes to this table, the applicable address for each of our directors and executive officers is c/o LeapFrog Enterprises, Inc., 6401 Hollis Street, Emeryville, California 94608.

(2)	These percentages reflect the ownership of our Class A common stock and our Class B common stock on an as-converted basis assuming the conversion of all Class B common stock to Class A common stock.

(3)	These percentages reflect the different voting rights of our Class A common stock and our Class B common stock. On all matters submitted to a vote of our stockholders, our Class A common stock entitles its holders to one vote per share and our Class B common stock entitles its holders to ten votes per share.

(4)	Includes 16,585,345 shares of Class B common stock held indirectly by Mr. Ellison through Mollusk Holdings, LLC, which is controlled by Cephalopod Corporation and Lawrence Investments, LLC, which are also reported as beneficially owned by Mr. Fink and over which Mr. Ellison shares voting and investment power. The address for Mollusk Holdings, LLC is c/o Philip B. Simon, 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596.

(5)	Includes:

•	5,039,937 shares of Class B common stock and 1,601,789 shares of Class A common stock held directly by Mr. M. Milken;

•

4,336,216 shares of Class B common stock held indirectly by Mr. M. Milken through ET Holdings, LLC, which are also beneficially owned by Mr. L. Milken and over which Mr. M. Milken has shared voting and investment power; and

•

11,579 shares of Class B common stock held indirectly by Mr. M. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. L. Milken and over which Mr. M. Milken has shared voting and investment power.

The address for Mr. M. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(6)	Includes:

•	796,335 shares of Class B common stock and 208,422 shares of Class A common stock held directly by Mr. L. Milken;

•	42,086 shares of Class A common stock held in a trust of which Mr. L. Milken is a trustee;

•

4,336,216 shares of Class B common stock held indirectly by Mr. L. Milken through ET Holdings, LLC, which are also beneficially owned by Mr. M. Milken and over which Mr. L. Milken has shared voting and investment power; and

•

11,579 shares of Class B common stock held indirectly by Mr. L. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. M. Milken and over which Mr. L. Milken has shared voting and investment power.

The address for Mr. L. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(7)	Based solely on information provided in a Schedule 13G filed on February 8, 2008 by Franklin Resources, Inc. or Franklin. The address for Franklin is One Franklin Parkway, San Mateo, California 94403.

(8)

Based solely on information provided in a Schedule 13G filed on February 14, 2008 by Third Avenue Management LLC, or Third Avenue. Third Avenue has sole voting power over 4,876,617 shares and sole dispositive power over 4,977,817 shares. The address for Third Avenue is 622 Third Avenue, 32nd Floor, New York, New York 10017.

(9)	Based solely on information provided in a Schedule 13G filed on February 13, 2008 by Renaissance Technologies LLC or Renaissance. The address for Renaissance is 800 Third Avenue, New York, New York 10022.

(10)	Based solely on information provided in a Schedule 13G filed on January 29, 2008 by Wells Fargo & Company or Wells Fargo. Wells Fargo has sole voting power over 1,874,400 shares, shared voting power over 1,000 shares and sole dispositive power over 2,401,600 shares. The address for Wells Fargo is 420 Montgomery Street, San Francisco, California 94613.

(11)	Based solely on information provided in a Schedule 13G filed on February 11, 2008 by The TCW Group, Inc. on behalf of the TCW Business Unit or TCW. TCW has shared voting power over 686,499 shares and shared dispositive power over 1,897,499 shares. The address for TCW is 865 South Figueroa Street, Los Angeles, California 90017.

(12)	Includes 1,331,006 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 8, 2008.

(13)	Includes 241,331 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 8, 2008.

(14)	Includes 39,998 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 8, 2008.

(15)	Includes 29,998 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 8, 2008.

(16)	Includes 91,768 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 8, 2008 and 7,125 shares of Class A common stock that are scheduled to be released within 60 days after April 8, 2008 upon the vesting of restricted stock awards and restricted stock unit awards granted to Mr. Dodd.

(17)	Includes:

•	138,515 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 8, 2008;

•

12,500 shares of Class A common stock issuable upon restricted stock unit awards vesting within 60 days after April 8, 2008, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Fink’s term on LeapFrog’s board of directors; and

•

50,000 shares of Class B common stock presently held pro rata by ET Holdings, LLC, Mollusk Holdings, LLC and Michael R. Milken based on the number of shares of LeapFrog’s Class B common stock distributed by Mounte LLC (formerly Krest LLC) to each of such three stockholders in September 2005, which may be acquired by Mr. Fink at any time upon the exercise of a call option that each of such three stockholders has granted to Mr. Fink. Mr. Fink shares voting and investment power with respect to these shares with each of such three stockholders.

(18)	Includes 425,346 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 8, 2008.

(19)	Includes 87,249 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 8, 2008 and 8,333 shares of Class A common stock issuable upon restricted stock unit awards vesting within 60 days after April 8, 2008, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Maron’s term on LeapFrog’s board of directors. The address for Mr. Maron is 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(20)	Represents 63,749 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 8, 2008 and 10,416 shares of Class A common stock issuable upon restricted stock unit awards vesting within 60 days after April 8, 2008, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. McKee’s term on LeapFrog’s board of directors;

(21)	Represents 40,069 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 8, 2008 and 8,333 shares of Class A common stock issuable upon restricted stock unit awards vesting within 60 days after April 8, 2008, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Dr. Nagel’s term on LeapFrog’s board of directors;

(22)	Represents 47,811 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 8, 2008 and 8,333 shares of Class A common stock issuable upon restricted stock unit awards vesting within 60 days after April 8, 2008, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Smith’s term on LeapFrog’s board of directors;

(23)	Represents 47,811 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 8, 2008 and 8,333 shares of Class A common stock issuable upon restricted stock unit awards vesting within 60 days after April 8, 2008, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Wang’s term on LeapFrog’s board of directors;

(24)	See footnotes 12 through 23 above, as applicable. Includes 35,464 shares of Class A common stock held by our executive officers who are not named executive officers. Also includes 363,780 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 8, 2008 and 10,725 shares of Class A common stock that are scheduled to be released within 60 days after April 8, 2008 upon the vesting of restricted stock unit awards held by executive officers who are not named in the Summary Compensation Table below.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

In February 2008, we adopted a written policy regarding transactions with related persons that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which LeapFrog and any “related person” are participants and involves an amount that exceeds $120,000. Transactions involving compensation for services provided to LeapFrog as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than five percent stockholder of LeapFrog (as determined by the combined voting power of all classes of stock), including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our board of directors for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to LeapFrog of the transaction and whether any alternative transactions were available. To identify related-person transactions, we rely on information supplied by our management and directors. In considering related-person transactions, the board takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to LeapFrog, (b) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval or ratification. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the board must look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of LeapFrog and its stockholders, as the board determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Since April 2004, we have been a majority-owned subsidiary of Mollusk Holdings, LLC, an entity controlled by Lawrence J. Ellison, which owns a majority of our voting shares. In 2007 we purchased software products and support services from Oracle Corporation totaling $481,104. As of December 31, 2007, Lawrence J. Ellison, the Chief Executive Office of Oracle Corporation, may be deemed to have or share the power to direct the voting and disposition, and therefore to have beneficial ownership of approximately 16,585,000 shares of our Class B common stock, which represents approximately 53.1% of the combined voting power of our Class A common stock and Class B common stock. For a more complete discussion of Mr. Ellison’s beneficial ownership of our common stock, see “Security Ownership of Certain Beneficial Owners and Management.”

In 2007, we paid Pillar Data Systems, Inc. a total of $336,834 in equipment fees. Mr. Ellison is the majority stockholder of Pillar Data Systems, Inc.

We are currently involved in a dispute with Mounte LLC arising out of a 2002 tax sharing agreement between LeapFrog and Knowledge Universe, Inc., the predecessor in interest of Mounte LLC. We are claiming a $635,000 refund of amounts we previously paid under the agreement, while Mounte LLC is claiming we owe it an additional payment of approximately $1,200,000. Mounte LLC is indirectly controlled by Michael R. Milken, Lowell J. Milken and Lawrence J. Ellison, who beneficially own a majority of our voting shares. The parties are awaiting the results of a California state audit of Mounte LLC before proceeding with discussions.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD OF DIRECTORS

Independence of the Board of Directors

As required under the New York Stock Exchange, or NYSE, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time. In addition, our board of directors has adopted categorical standards of independence to assist the board in its determination of director independence. The categorical standards are attached as Appendix A to this Proxy Statement.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members and us, our senior management and our independent registered public accounting firm, our board of directors affirmatively has determined that all of our directors are independent directors within the meaning of the applicable NYSE listing standards, except for Mr. Katz, our President and CEO, and Mr. Kalinske, our former CEO. Our board of directors has also affirmatively determined that, pursuant to the categorical standards adopted by our board, none of the independent directors has a material relationship with us.

Meetings

During the fiscal year ended December 31, 2007, the board of directors held five meetings. Each director attended at least 75% of the aggregate of the meetings of the board and of the committees on which the director served, held during the period for which he was a director or committee member.

As required under NYSE listing standards, in fiscal 2007 our non-management directors met four times in regularly scheduled executive sessions at which only non-management directors were present. Steven B. Fink, the Chairman of our board of directors, presided over each of these executive sessions. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of our Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairman of the audit, compensation or nominating and corporate governance committee.

Compensation of Directors

During the fiscal year ended December 31, 2007, our non-employee directors received the following compensation for their service on our board of directors:

Director Compensation for Fiscal Year 2007

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(6)	Option Awards ($)(4)(5)(6)	All Other Compensation ($)		Total ($)
Steven B. Fink	88,917	65,546	93,341	—		247,804
Thomas J. Kalinske	37,500	—	249,411	635,395	(7)	922,306
Stanley E. Maron	64,000	43,697	56,005	—		163,702
E. Stanton McKee, Jr.	72,500	54,621	71,822	—		198,943
David C. Nagel	48,500	43,697	32,296	—		124,493
Ralph R. Smith	46,500	43,697	79,992	—		170,189
Caden Wang	70,000	43,697	79,992	—		193,689

(1)	Reflects board retainer fees, committee chair and audit committee retainer fees and meeting fees.

(2)	The value shown for the stock awards is based on the dollar amount of the compensation cost of the awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R and includes amounts attributable to awards granted in and prior to fiscal year 2007. The assumptions made in the valuation of the stock awards are discussed in Note 16, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. However, as required, amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	In March 2007, each of our independent directors was granted a restricted stock unit award with the following full grant date fair value, as calculated under FAS 123R for financial statement reporting purposes:

Name	Full Grant Date Fair Value
Steven B. Fink	$323,400
Stanley E. Maron	$215,600
E. Stanton McKee, Jr.	$269,500
David C. Nagel	$215,600
Ralph R. Smith	$215,600
Caden Wang	$215,600

(4)	The value shown for the option awards is based on the dollar amount of the compensation cost of the awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R and includes amounts attributable to awards granted in and prior to fiscal year 2007. The assumptions made in the valuation of the option awards are discussed in Note 16, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. However, as required, amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions.

(5)	In July 2007, each of our non-employee directors was automatically granted an annual nonstatutory stock option award pursuant to our 2007 Non-Employee Directors’ Stock Award Plan. The full grant date fair value of each of these option awards, as calculated under FAS 123R for financial statement reporting purposes, is as follows:

Name	Full Grant Date Fair Value
Steven B. Fink	$122,083
Thomas J. Kalinske(a)	$36,625
Stanley E. Maron	$73,250
E. Stanton McKee, Jr.	$73,250
David C. Nagel	$73,250
Ralph R. Smith	$73,250
Caden Wang	$73,250

(a)	Mr. Kalinske received a pro-rated annual nonstatutory stock option award as he became a non-employee director on January 1, 2007.

(6)	At December 31, 2007, our non-employee directors each held an aggregate number of shares subject to stock awards and stock options as follows:

	Stock Awards (in shares)			Stock Options (in shares)
Name	Vested	Unvested	Total Outstanding	Total Outstanding
Steven B. Fink	8,333	21,667	30,000	165,600
Thomas J. Kalinske(a)	—	—	—	494,723
Stanley E. Maron	5,555	14,445	20,000	103,500
E. Stanton McKee, Jr.	6,944	18,056	25,000	80,000
David C. Nagel	5,555	14,445	20,000	57,500
Ralph R. Smith	5,555	14,445	20,000	63,750
Caden Wang	5,555	14,445	20,000	63,750

(a)	Mr. Kalinske received a pro-rated annual nonstatutory stock option award as he became a non-employee director on January 1, 2007 and he did not receive a restricted stock unit award grant in March 2007 as he was not an independent director.

(7)	On December 31, 2006, we entered into an Amendment to Employment Agreement with Thomas J. Kalinske, our Vice Chairman, pursuant to which his employment with us terminated effective December 31, 2006. In connection with his termination, we agreed to provide (a) payments of $46,875 per month from January 1 through June 30, 2007 and $50,500 per month from July 1, 2007 through April 28, 2008 on our customary payroll dates, which has an aggregate value of $786,250 and (b) reimbursement of health insurance benefits for him and his dependents until the earlier of April 28, 2008 and the date on which Mr. Kalinske becomes eligible for group health insurance benefits from a subsequent employer, which has a value of up to $14,183. From January 2007 through December 2007, we leased an office for Mr. Kalinske’s use and paid a total of $36,962 in rental and operating fees during the 2007 fiscal year for the office space.

Each of our non-employee directors received a cash meeting fee of $1,500 for each board of directors and committee meeting attended, even if the meetings occurred on the same day. In addition to this meeting fee, each non-employee director received the following annual retainer fees:

•

Each non-employee director received an annual retainer of $30,000, provided that a non-employee director who held the position of Chairman of our board received an annual retainer of $60,000 in lieu of an annual retainer of $30,000.

•

Each non-employee director who served as a member of our audit committee received an annual retainer of $10,000, provided that the Chairman of our audit committee received an annual retainer of $20,000 in lieu of an annual retainer of $10,000.

•

Each non-employee director who served as the Chairman of our compensation committee, nominating and corporate governance committee, and any other committee created by our board of directors received an additional annual retainer of $5,000.

In the fiscal year ended December 31, 2007, the total cash compensation paid to non-employee directors was $427,917. The members of our board of directors are also eligible for reimbursement of their expenses incurred in attending board meetings.

Our 2002 Non-Employee Directors’ Stock Award Plan, or Director Plan, provides for automatic stock award grants to our non-employee directors upon being elected to our board and annual stock awards on July 1 of each year (or the next business day if that date is a legal holiday or falls on a weekend day). The board or a committee of the board has the discretion to provide that initial and annual grants under the Director Plan will be made in the form of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights or performance stock awards. If equity grants are made in the form of stock options, the Director Plan provides that the initial grant is an option to purchase 30,000 shares of our Class A common stock and the annual grant is an option to purchase 15,000 shares of our Class A common stock; provided, however, that a non-employee director who holds the position of Chairman of our board of directors at the time of the annual grant will receive an annual grant of 25,000 shares in lieu of an annual grant of 15,000 shares. In the event that initial and annual grants are made in the form of stock awards other than options, the board or a committee of the board has the authority to determine the number of shares subject to such stock awards. No other stock awards may be granted at any time under the Director Plan.

With respect to stock option awards, the exercise price of options granted under the Director Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant. Options granted under the Director Plan vest in equal monthly installments over a three-year period in accordance with its terms. The term of options granted under the Director Plan is ten years. In the event of a merger of LeapFrog with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving LeapFrog, the vesting of each option will accelerate and become fully vested and immediately exercisable, if, as of the completion of the change-in-control transaction or within 12 months of such transaction, the non-employee director’s service terminates; provided that such acceleration will not occur if the termination was a result of the non-employee director’s resignation (other than any resignation contemplated by the terms of the change-in-control transaction or required by LeapFrog or the acquiring entity pursuant to the change in control).

In February 2007, the board unanimously approved a grant of 20,000 restricted stock units, or RSUs, to directors that have not been employed by LeapFrog in the past three years, except that our Chairman of our board, Mr. Fink, received a grant of 30,000 RSUs and the Chairman of our audit committee, Mr. McKee, received a grant of 25,000 RSUs. Pursuant to our stock award granting policy these awards were granted in March 2007. These RSUs vest monthly over a three-year period, and, regardless of the vesting terms, the shares of Class A common stock underlying the RSUs will not be delivered to a director until three months following the expiration or termination of the director’s term on the board. The vesting of these RSUs will fully accelerate in the event of a “change in control,” as defined in the Director Plan. Any non-employee director who joined the board in 2007 would have received a similar grant of RSUs. In 2008, the board will evaluate whether to continue this RSU grant feature for the benefit of any new non-employee directors. In recommending to the board the issuance of the RSUs, the nominating and corporate governance committee reviewed the competitiveness of LeapFrog’s total director compensation using materials provided by a compensation consultant, Towers Perrin. In examining total director compensation, the nominating and corporate governance committee found that past equity awards fell short of delivering their intended value and that LeapFrog’s current director compensation fell short of the board’s target of keeping total director compensation at approximately the 75th percentile of similar companies. In light of this shortfall, the nominating and corporate governance committee recommended to the board the issuance of RSUs to bring total director compensation closer to our target compensation and to industry standards, as well as to more completely compensate our current directors, and any directors who might have joined the board in 2007, for such additional work that was required of our directors in 2007 due to the implementation of our strategic plan and related matters.

Committees of the Board

In 2007, our board had four committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a strategy committee. The strategy committee was dissolved by the board in July 2007. The following table provides membership and meeting information for each of the board committees in 2007:

Member of our board of directors in the fiscal year 2007	Audit		Compensation		Nominating and Corporate Governance		Strategy
Steven B. Fink			X		X	*	X	*
Stanley E. Maron	X
E. Stanton McKee, Jr.	X	*
David C. Nagel			X	*			X
Ralph R. Smith			X		X
Caden Wang	X				X		X
Total meetings in fiscal year 2007	11		5		4		0

*	Committee Chairman

Below is a description of each committee of the board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to LeapFrog.

AUDIT COMMITTEE

The audit committee of our board of directors was established by our board in accordance with Section (3)(a)(58)(A) of the Securities Exchange Act of 1934 and oversees our corporate accounting and financial reporting process and the audits of our financial statements. For this purpose, the audit committee performs several functions. Among other things, the audit committee:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

•	determines the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on LeapFrog’s engagement team as required by law;

•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting;

•

establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviews the financial statements to be included in LeapFrog’s annual report on Form 10-K and quarterly reports on Form 10-Q and other financial disclosures; and

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the results of LeapFrog’s quarterly financial statements.

The audit committee is currently composed of three directors: Messrs. McKee (Chair), Maron and Wang. The audit committee met 11 times during our 2007 fiscal year. The board has determined that all members of LeapFrog’s audit committee are independent (as independence is defined in Section 303A.02 of the NYSE listing standards). The audit committee has adopted a written audit committee charter that is posted on the corporate governance section of our website at www.leapfroginvestor.com.

Our board of directors has determined that Mr. McKee, the Chairman of our audit committee, and Mr. Wang each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The board made a qualitative assessment of Messrs. McKee’s and Wang’s level of knowledge and experience based on a number of factors, including their formal education and experience, in the case of Mr. McKee, as a chief financial officer for a publicly held company, and in the case of Mr. Wang, as chief financial officer for various privately held companies and as the chairman of the audit committee of a publicly held company.

REPORT OF THE AUDIT COMMITTEE1

The audit committee consists of three directors, each of whom is an independent director in accordance with the rules and regulations of the NYSE.

The responsibilities of the audit committee include recommending to the board an accounting firm to be engaged as LeapFrog’s independent registered public accounting firm and pre-approving any non-audit services provided by LeapFrog’s independent registered public accounting firm. Additionally, and as appropriate, the audit committee reviews and evaluates, and discusses and consults with LeapFrog management, LeapFrog internal audit personnel and the independent registered public accounting firm regarding the following:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of LeapFrog’s consolidated financial statements;

•	LeapFrog’s financial disclosure documents, including all financial statements, and reports filed with the SEC or sent to stockholders;

•	changes in LeapFrog’s accounting practices, principles, controls or methodologies, or in LeapFrog’s financial statements;

•	significant developments in accounting rules;

•	the internal audit function, including its plans, activities, personnel, processes for reporting and detecting errors, non-compliance with applicable law and policies, and fraud;

•	the adequacy of LeapFrog’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of an environment at LeapFrog that promotes ethical behavior.

Monitoring of Integrity of Financial Statements

The audit committee is responsible for reviewing LeapFrog’s quarterly and annual financial statements and discussing the financial statements with management and Ernst & Young LLP, the company’s independent registered public accounting firm. At each of its meetings to discuss financial statements, management represented to the audit committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee discussed with management the significant accounting policies utilized by the company, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. At each of these meetings to review the quarterly and annual financial results for 2007, the audit committee met separately with the independent registered public accounting firm to review the results of its examination and the overall quality of the company’s financial and accounting reporting. In relation to the audited consolidated financial statements for 2007, the audit committee reviewed and discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T which includes, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporate by reference into any filing of LeapFrog under the Securities Act of 1933 (the “1933 Act”) or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

•

the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

Based on the discussions with management and Ernst & Young LLP concerning the audit, the audit committee’s review of the representations of management and the report of the independent registered public accounting firm to the audit committee, the audit committee’s independence review, as described below, and the review of such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the board of directors that the financial statements be included in LeapFrog’s 2007 Annual Report on Form 10-K filed with the SEC.

Oversight of Independent Registered Public Accounting Firm

The audit committee appoints the independent registered public accounting firm and reviews their performance and independence from management. Ernst & Young LLP provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and Ernst & Young LLP reported that it is independent under applicable standards in connection with its audit opinion for the company’s 2007 financial statements. The audit committee has discussed with Ernst & Young LLP its independence from the company.

As set forth in its charter, the audit committee must pre-approve all audit and non-audit services performed by the independent registered public accounting firm, provided that, as allowed under its charter, the audit committee has delegated to the Chairman of the audit committee the authority to grant such pre-approvals, provided that all approvals made by the Chairman are presented to the full audit committee for its ratification at each of its scheduled meetings. In determining whether to approve audit and non-audit services to be performed by Ernst & Young LLP, the audit committee takes into consideration the fees to be paid for such services and whether the fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by Ernst & Young LLP, the audit committee considers whether the performance of such services is compatible with maintaining the independence of the independent registered public accounting firm in performing its audit function, and under no circumstances will the non-audit services include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. The fees paid to the independent registered public accounting firm for services performed for fiscal year 2007 are disclosed in this report under the caption “Proposal Three—Ratification of Selection of Independent Registered Public Accounting Firm—Independent Registered Public Accounting Firm Fee Information.”

Oversight of Assessment of Internal Control Over Financial Reporting

During 2007, management documented, tested and evaluated the company’s internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002. The audit committee was kept apprised of the company’s progress by management and the independent registered public accounting firm at each regularly scheduled committee meeting as well as at specially scheduled meetings. At the conclusion of the assessments, management and Ernst & Young LLP each provided the audit committee with its report on the effectiveness of the company’s internal control over financial reporting. The committee reviewed management’s assessment and the independent registered public accounting firm’s opinion on the effectiveness of internal control over financial reporting that were included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Audit Committee

E. Stanton McKee, Jr. (Chairman)

Stanley E. Maron

Caden Wang

COMPENSATION COMMITTEE

The compensation committee reviews and approves the overall compensation strategy and policies for LeapFrog. The compensation committee reviews and approves corporate performance goals and objectives relevant to the compensation of LeapFrog’s executive officers and other senior management; reviews and recommends to the board for approval the compensation and other terms of employment of LeapFrog’s CEO; administers LeapFrog’s equity incentive and purchase plans, stock bonus plans and other similar programs; and reviews and recommends that the Compensation Discussion and Analysis section be included in this proxy statement. The compensation committee may form and delegate authority to subcommittees, as appropriate. Under this delegation authority, the compensation committee has formed a non-executive officer stock award committee, currently made up of LeapFrog’s CEO, that may grant stock awards to employees who are not executive officers (as such term is defined in Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1 thereunder) of LeapFrog, provided that this committee is authorized to grant only stock awards that meet the annual stock award grant guidelines approved by the compensation committee, which sets forth the number of shares that may be granted to persons based on level and the total number of shares that may be granted in any given year.

Our policy is that we will not time or select the grant dates for any stock options or stock-based awards in coordination with the release by us of material non-public information, nor will we have any program, plan or practice to do so. In addition, in February 2007, the compensation committee recommended and the board of directors adopted specific written policies regarding the selection of grant dates for stock options and stock-based awards made to LeapFrog’s executive officers and employees. See the section entitled “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Stock Award Granting Policy” in this proxy statement for information relating to this policy.

The compensation committee reviews and considers evaluations and recommendations from LeapFrog’s CEO submitted to the compensation committee with respect to the compensation of other executive officers. Our CEO is not present during any deliberations or decisions concerning his compensation.

The compensation committee is authorized under its charter to obtain, at the expense of the company, advice and assistance from internal and external legal, accounting or other advisors and consultants that the compensation committee considers necessary or appropriate in the performance of its duties. During the past fiscal year, the compensation committee engaged Towers Perrin as compensation consultants. The compensation committee requested that Towers Perrin evaluate LeapFrog’s compensation practices and assist in developing and implementing the executive compensation program and philosophy. Towers Perrin developed a competitive peer group and performed analyses of competitive performance and compensation levels. Towers Perrin also met individually with members of the compensation committee and senior management to learn more about LeapFrog’s business operations and strategy, key performance metrics and target goals and the labor markets in which we compete. Towers Perrin ultimately developed recommendations that were reviewed and approved by the compensation committee. The specific tasks and responsibilities in implementing the directive of the compensation committee are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

The compensation committee is currently comprised of three directors, Dr. Nagel (Chair) and Messrs. Fink and Smith. The board has determined that all members of LeapFrog’s compensation committee are independent (as independence is defined in Section 303A.02 of the NYSE listing standards). The compensation committee met five times during our 2007 fiscal year. The compensation committee has adopted a written compensation committee charter that is posted on the corporate governance section of our website at www.leapfroginvestor.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, in 2007, Dr. Nagel and Messrs. Fink and Smith served on our compensation committee. During the fiscal year ended December 31, 2007, none of these directors was an officer or employee of LeapFrog or any of our subsidiaries, nor are any of these directors former officers of LeapFrog or any of our subsidiaries.

None of our other executive officers or directors serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

REPORT OF THE COMPENSATION COMMITTEE1

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board of directors that the CD&A be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended December 31, 2007.

Compensation Committee

David C. Nagel (Chairman)

Steven B. Fink

Ralph R. Smith

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The nominating and corporate governance committee, or governance committee, of the board of directors is responsible for identifying, reviewing and evaluating candidates to serve as directors on our board (consistent with criteria approved by the board), reviewing and evaluating incumbent directors, recommending to the board for selection candidates for election to the board of directors, making recommendations to the board regarding the membership of the committees of the board, assessing the performance of management and the board, reviewing the compensation paid to non-employee directors for their service on our board and its committees, and developing a set of corporate governance principles for LeapFrog. Our governance committee is currently composed of three directors, Messrs. Smith (Chair), Fink and Wang. All members of the governance committee are independent (as independence is defined in Section 303A.02 of the NYSE listing standards). The governance committee met four times during our 2007 fiscal year. The governance committee has adopted a written governance committee charter that is posted on the corporate governance section of our website at www.leapfroginvestor.com.

The governance committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of LeapFrog, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the governance committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the 1933 Act or the 1934 Act, other than LeapFrog’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

board, the operating requirements of LeapFrog and the long-term interests of stockholders. In conducting this assessment, the governance committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board and LeapFrog, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the governance committee reviews such directors’ overall service to LeapFrog during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the governance committee also determines whether the nominee must be independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The governance committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The governance committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote. To date, LeapFrog has not received a timely director nominee from a stockholder or stockholders holding more than five percent of our voting stock.

The governance committee will consider director candidates recommended by stockholders. The governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the governance committee to become nominees for election to the board may do so by delivering a written recommendation to the governance committee at the following address: Chairman of the Nominating and Corporate Governance Committee c/o Corporate Secretary of LeapFrog at 6401 Hollis Street, Emeryville, California 94608, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders, which for our 2009 annual meeting of stockholders is a deadline of December 23, 2008. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STRATEGY COMMITTEE

In March 2006, the board of directors approved the formation of a strategy committee to assist LeapFrog’s executive officers in developing the overall business strategy for the company, and appointed Steven B. Fink, the chairman of the strategy committee. In April 2006, the board of directors appointed Dr. Nagel and Messrs. Katz and Wang to the strategy committee. Mr. Katz resigned from the strategy committee in July 2006 when he became our CEO and President. Due to changes and additions made to our management, business direction and operations in 2006 and 2007, the board dissolved the strategy committee in July 2007.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

In April 2004, our board of directors documented the governance practices followed by LeapFrog by adopting Corporate Governance Guidelines to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the board will follow with respect to board composition and selection, board meetings and involvement of senior management, CEO performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the board to, among other things, reflect changes to the

NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The nominating and corporate governance committee assists the board in implementing and enforcing the Corporate Governance Guidelines.

Corporate Governance Materials

Our Corporate Governance Guidelines, as well as the charters for each committee of the board, are posted on the corporate governance section of our website at www.leapfroginvestor.com. In addition, stockholders may obtain a print copy of our Corporate Governance Guidelines as well as the charters of our audit committee, compensation committee and nominating and corporate governance committee by writing to our Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608.

CODE OF ETHICS

We have adopted the LeapFrog Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. Our Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available on the corporate governance section of our website at www.leapfroginvestor.com. Stockholders may also obtain a print copy of our Code of Business Conduct and Ethics and our Corporate Governance Guidelines by writing to our Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on the corporate governance section of our website at www.leapfroginvestor.com.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

LeapFrog’s board has adopted a formal process by which stockholders may communicate with the board or any of its directors. Stockholders and other interested parties who wish to communicate with the board may do so by sending written communications addressed to the Corporate Secretary of LeapFrog at 6401 Hollis Street, Emeryville, California 94608. All communications will be compiled by our Corporate Secretary and submitted to the board or the individual directors on a periodic basis. These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the board. The purpose of this screening is to allow the board to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations). The screening procedures have been approved by a majority of the independent directors of the board. All communications directed to the audit committee in accordance with the procedures set forth in this paragraph that relate to questionable accounting or auditing matters involving LeapFrog will be promptly and directly forwarded to the audit committee. A summary of these communication procedures is posted on the corporate governance section of our website at www.leapfroginvestor.com.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Discussion and Analysis provides information about the overall objectives of our executive compensation program and each element of compensation that we provide to our named executive officers. For purposes of this proxy statement, our “named executive officers” are our President and Chief Executive Officer (CEO), our Chief Financial Officer (CFO) and our three other most highly compensated executive officers during the most recently completed year, as reflected in the Summary Compensation Table below. The compensation philosophy discussed here is applicable to all of our named executive officers.

Executive Compensation Program Philosophy

Our compensation philosophy is to provide total compensation packages that reasonably, equitably and responsibly meet the following objectives:

•	Motivate and reward outstanding company performance and to a lesser extent individual performance.

•	Attract and retain talented employees who are motivated to perform at a high level and to contribute significantly to the achievement of our goals.

•	Align the efforts of our employees with the interests of our stockholders over the long term.

•	Effectively manage the total cost of executive compensation to the company.

Our compensation philosophy is based upon the following key principles:

•

Providing a balanced mix of cash and equity-based compensation that we believe is suitable to motivate executives to achieve company goals while aligning their short- and long-term interests with those of our stockholders.

•

Ensuring that a significant portion of each executive’s compensation is variable or “at risk,” subject primarily to the performance of the company overall and secondarily to an individual’s performance toward short- and long-term goal achievement.

•	Paying base salaries that are competitive with levels in effect at companies with which we compete for talent.

•

Providing annual bonus opportunities intended to motivate executives and employees to achieve or exceed established operating goals and to generate rewards that maintain total compensation at competitive levels.

•

Providing equity-based incentives for executives and other key employees to ensure they are motivated over the long term to respond to our business opportunities and challenges as owners and not just as employees.

•

Targeting the key elements of executive compensation (base salary, annual bonus opportunity and equity incentives) to provide compensation packages for our executive officers individually and as a group at approximately the 50th percentile of similarly situated companies.

•

Providing flexibility such that target compensation for individual executive officers may vary above or below the median based on a variety of factors, such as the executive’s skill set relative to peers, experience and time in position, the criticality to us of the role, the difficulty of replacement and the individual’s performance.

•	Enabling executives and employees to accumulate savings toward retirement through our company-wide 401(k) plan.

Compensation Methodology

The compensation committee of our board of directors is responsible for the design, implementation and oversight of the executive compensation programs for our executive officers and reports to the full board of directors its discussions and actions. The compensation committee also recommends to the full board for approval all compensation matters related to our CEO. The compensation committee has engaged and uses the services of an independent compensation consultant, Towers Perrin, to provide it with advice and guidance on the design of our compensation programs and policies and relevant information regarding executive compensation at similarly situated companies, as well as relevant information about other market practices and trends. Towers Perrin is retained directly by the compensation committee and works with our management under the direction of the compensation committee. Towers Perrin provides comment and guidance to the compensation committee and management in advance of compensation committee meetings on compensation proposals, including changes to compensation levels for any executive officers, the design of equity programs, and the design of compensation programs, such as severance and change-in-control policies, perquisites and other executive benefit programs. In addition, Towers Perrin reviews compensation materials prepared by management in advance of compensation committee meetings.

Annually, under the direction of the compensation committee, Towers Perrin conducts a review of the effectiveness and competitiveness of our total executive compensation, which includes reviewing base salaries, short- and long-term incentives, including cash bonuses and equity awards, and other executive benefits, by conducting benchmarking studies of our compensation peer group described below and analyzing the results of these studies, as well as data from third-party compensation surveys. The information provided by Towers Perrin is used to determine if the total compensation packages of our executive officers are competitive and if each element of those compensation packages is aligned with reasonable and responsible practices in our industry and geographic marketplace. In October 2007, the board approved an amendment of the compensation committee’s charter which provides that the compensation committee will make recommendations to the full board on matters related to the compensation of our CEO and the board will have ultimate responsibility for approval of such actions. The compensation committee’s recommendations regarding CEO compensation are based on the compensation committee’s assessment of company and CEO performance, input from Towers Perrin and other factors such as prevailing industry trends. Our CEO makes recommendations to the compensation committee regarding short- and long-term compensation for our named executive officers as well as our other executive officers based on company results, an individual executive’s contribution toward these results, performance toward goal achievement, market surveys and input from our Human Resources department and Towers Perrin.

With assistance from Towers Perrin, the compensation committee has established a compensation peer group and annually reviews executive compensation practices of its peer group to determine competitive compensation levels for our executive officers. In determining which companies should be included in our compensation peer group for 2007, Towers Perrin reviewed a cross section of competitors and related industries with a focus on toy, gaming and educational products and identified 18 companies from the toy, education, consumer goods and prepackaged software industries as our “compensation peer group.” The compensation committee reviewed and approved the 18 companies recommended by Towers Perrin. Our compensation peer group is composed of the following companies:

Activision, Inc.	CNET Networks, Inc.	Educate, Inc.
Electronic Arts Inc.	The Gymboree Corporation	Hasbro, Inc.
JAKKS Pacific, Inc.	Mattel, Inc.	McAfee, Inc.
McGraw-Hill Companies	Midway Games Inc.	Palm, Inc.
RC2 Corporation	Renaissance Learning, Inc.	Scholastic Corporation
Take-Two Interactive Software	THQ Inc.	John Wiley & Sons, Inc.

We believe the 18 companies in our compensation peer group represent a good cross-section of the companies against which we compete for talent or that are similar to us in size and business focus. While two of the toy companies that are directly competitive, Hasbro and Mattel, are notably larger than LeapFrog, they are also competitors with respect to executive talent. RC2 Corporation and Jakks Pacific, also toy companies, are closer in size to LeapFrog. Electronic Arts is also a much larger company, but it is one with which we compete for executive talent and its product portfolio and location in the San Francisco Bay Area make it important to include in our executive compensation comparisons. Other companies in our compensation peer group represent educational product makers or publishers or San Francisco Bay Area companies that are either of similar size to LeapFrog or have a similar product portfolio. Following a review of current and potential peer companies in December 2006, the peer group was modified to include four additional companies that were relevant from an industry or geographic standpoint (CNET Networks, Gymboree, McAfee, THQ and John Wiley & Sons) and to exclude one company that was no longer publicly reporting (Pixar) and one that was considered to be less relevant (Clorox). The compensation committee believes that the resulting peer group of 18 companies represents a cross-section of peers in the toy, education, publishing, gaming and technology industries as well as related San Francisco Bay Area companies.

In addition to benchmarking studies of the compensation peer group, the compensation committee employs the collective experience and judgment of its members and advisors in determining the total compensation and the various components of the packages paid to our named executive officers. The compensation committee has also historically taken into account input from other sources, including other independent members of the board, publicly available data relating to the compensation practices and policies of other companies within and outside of our industry, and the input of our CEO and Human Resources department. While the compensation committee does not believe that compensation peer group benchmarking is appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, the compensation committee finds that evaluating this information is an important part of its decision-making process and exercises its discretion in determining the nature and extent of its use.

Elements of Executive Compensation

The compensation committee has determined that a mix of cash and equity, along with severance, health and other benefits, be used in order to provide total compensation packages for our named executive officers and others that meet our objectives as outlined above. The elements of our executive compensation are:

•	Base salary

•	Performance-based annual bonus awards

•	Equity incentive awards, including stock options and restricted stock units

•	Severance benefits

•	Other benefits and perquisites

The overall composition of an executive’s total compensation package is determined initially based on competitive market benchmarks provided by Towers Perrin for the position and the skills and experience of the individual hired. Each year, the total compensation of executives is evaluated with respect to company performance, individual performance, changes in scope of responsibility and competitive market changes for each position. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviews information provided by Towers Perrin to determine the appropriate level and mix of incentive compensation. While the determination of base salary and equity components are generally independent of the decisions regarding other elements of compensation, target bonus is expressed as a percentage of base salary and, therefore, dependent upon the determination of base salary. As a general matter, the level of compensation “at risk” increases with the executive’s level of responsibility.

The specific compensation elements are described below.

Base Salary.    The compensation committee reviews and determines the base salaries of the named executive officers, including our CEO, on an annual basis, and it makes these determinations on a case-by-case basis upon the hiring of any new executive officers. In determining the total compensation package for a new executive officer, the compensation committee reviews market data for the position, the experience and skills of the candidate, total compensation at the candidate’s former employer, including any compensation that will be forfeited upon departure from the candidate’s former employer. For its annual review of compensation, with respect to determining base salaries, the compensation committee considers individual and company performance, potential of the named executive officer to contribute to the long-term success of the company, scope of responsibilities and experience, and competitive salary practices. Towers Perrin conducted for the compensation committee a comprehensive study of executive compensation in 2006, and that data was updated for 2007. The study indicated that the salaries we paid our named executive officers were generally at the median competitive salary level. Given the overall performance of the company in 2006 and the comparative position of our executives’ salaries relative to the external market, the compensation committee determined that no base salary increases were warranted for our named executive officers in 2007.

Two of our named executive officers were hired in 2007, Mr. Pidel, our Executive Vice President, International, and Ms. MacIntyre, our Executive Vice President, Product, Innovation and Marketing. Mr. Pidel joined us in January 2007. In December 2006, the compensation committee approved our CEO’s recommendation of a new-hire compensation package for Mr. Pidel that included a base salary of $250,000. The recommendation reflected consideration of benchmarking data provided by Towers Perrin, input from Korn/Ferry, the executive search firm assisting with the recruitment of candidates for the position, the need for Mr. Pidel to relocate his family from Rhode Island to the San Francisco Bay Area and consideration of Mr. Pidel’s total compensation at his then-current employer. The details of the other elements of Mr. Pidel’s new-hire compensation package are discussed below. In February 2007, the compensation committee approved our CEO’s recommendation of a new-hire compensation package for Ms. MacIntyre that included a base salary of $275,000. The recommendation reflected consideration of benchmarking data provided by Towers Perrin, input from Spencer Stuart, the executive search firm assisting with the recruitment of candidates for the position, and consideration of Ms. MacIntyre’s compensation at her then-current employer. The details of the other elements of Ms. MacIntyre’s new-hire compensation package are discussed below.

Because both Mr. Pidel and Ms. MacIntyre joined LeapFrog in 2007, they were not eligible to receive a salary increase beyond their initial salary levels. In 2007, the base salaries for Messrs. Katz, Chiasson and Dodd each were increased to adjust for the elimination by us of car allowances for our executive officers. For more details, see the subsection below entitled “Other Benefits and Perquisites.”

Performance-Based Annual Bonus Awards.    Annual performance bonuses are intended to motivate executives to achieve LeapFrog’s short-term goals and are designed to reward company performance and individual performance.

In determining bonus awards, the compensation committee first calculated the extent of the funding of the bonus pool. Funding is calculated by assessing company performance to determine the amount of the company component of the bonus pool, which is then added to the individual portion of the bonus pool. For our named executive officers, the funding of the individual portion of the bonus pool was 20% of their target bonus, and the remainder was funded based on the company performance portion. The funding of the company performance portion of the bonus pool was based on three financial measures: (1) total company 2007 net sales, (2) total company operating margin, and (3) achievement of a “momentum index,” which is a measure of projected 2008 net sales of new products launched in 2007 and 2008. The momentum index measure was implemented to motivate in 2007, during the “reload” phase of our turnaround strategy, the development of a strong new product line for 2008 to position us for sales growth. The weighting of each measure and range of potential payout resulting from the achievement of each measure were approved by the compensation committee in February 2007 and were as follows:

Company Performance Measure	Weight	Payout Range
2007 net sales	30%	0% to 200%
2007 operating margin	30%	0% to 200%
Momentum index, which is based on projected 2008 net sales of new products launched in 2007 and 2008	40%	0% to 200%

In 2007, our net sales were $442.3 million and we had a negative operating margin of (22.9%). These results were negatively impacted by lower-than-expected sales of retiring product lines and our FLY Fusion Pentop Computer. Due to these factors, we did not achieve either the target net sales performance level of $495 million or the minimum performance level of $485 million established by the compensation committee under the bonus plan, nor did we achieve the target and minimum performance level of a negative operating margin of (9.0%). Accordingly, the compensation committee did not fund the bonus pool with respect to either the net sales or operating margin performance measures. We achieved above-target performance on our momentum index, resulting in a 200% payout on that company performance measure. After applying the 40% weighting for this factor against the 200% payout, the company performance portion of the bonus pool represented 64% of target bonus levels. Accordingly, the total 2007 bonus pool, representing the sum of the company performance portion and the individual portion of 20% of target bonus levels, which together equaled 84% of target bonus levels.

As part of our 2007 bonus program, the compensation committee set the performance objectives for the momentum index at a level that it believed to be reasonably achievable but that would require a significant product development effort, potentially among the largest in our history, and a projected contribution to our 2008 sales at a level that, if achieved, would reverse recent sales decline trends. The sales projections from the 2007 momentum index have been incorporated into our board-approved 2008 operating plan. Further, as part of our 2008 bonus program, the compensation committee required that our actual 2008 net sales of new products achieve the level projected by the 2007 momentum index before the 2008 bonus pool is funded for the 2008 net sales component. We are expecting the products launched in 2007 and 2008 to represent a substantial portion of our 2008 sales, and we expect our 2008 product launches to be the largest in our history, on a dollar basis when compared to the first year’s sales of our previous product launches. Additionally, we are expecting our 2008 net sales to grow at an annual percentage rate in the mid- to high-teens, compared to our 2007 net sales, despite annual net sales declines of (12%) in 2007 and (23%) in 2006.

While funding for the bonus pool as a whole was based on the calculations described above, the actual bonus payout for each of the named executive officers (other than the CEO) was determined on the basis of the CEO’s evaluation of the individual performance of the named executive officer, in part with respect to overall achievement of his or her respective goals for the year, and in part with respect to the contributions and impact that his or her area of responsibility made to the achievement of key corporate accomplishments. The compensation committee reviewed and approved the CEO’s evaluation and bonus award recommendations for the named executive officers. The compensation committee evaluated the CEO against his individual performance goals and overall contribution to our accomplishments and recommended his bonus payout to the board, which approved the actual bonus award.

Under the 2007 bonus program, the individual bonuses awarded to our named executive officers, which were awarded out of the total available bonus pool representing 84% of aggregate target bonuses of all bonus-eligible employees, could have ranged between 0% and 200% of their respective bonus targets. Mr. Katz had a target bonus opportunity equal to 100% of his base salary; all of the other named executive officers had target bonus opportunities of 50% of their respective base salaries. The compensation committee previously approved these target bonus levels based on its review of bonuses granted to the compensation peer group, as well as the circumstances surrounding the hire or performance of each named executive officer and the judgment and experience of the compensation committee members and its advisors.

In February 2008, the compensation committee approved bonuses under our 2007 bonus plan to Messrs. Chiasson, Pidel and Dodd and Ms. MacIntyre of $130,011, $75,000, $170,050, and $150,000, respectively. The board, upon recommendation by the compensation committee, approved a bonus under our 2007 bonus plan to Mr. Katz of $600,000.

Highlights of the 2007 achievements taken into account by our board and compensation committee in the bonus decision-making process include the following:

•

Development of new products for 2008:    We far exceeded product development goals by driving from concept to manufacturing several new innovative products that are receiving critical acclaim from industry experts and our key retailers. We also re-engineered our product development process to achieve cost efficiencies.

•

Core financial metric and inventory improvements:    Despite lower than targeted operating margins, we improved overall gross margin by 9.2 percentage points, or an 18% improvement compared to 2006. We reduced our inventory balance by 28% from $73 million at the end of 2006 to $52.4 million at the end of 2007, and we reduced the year-end inventory balances of our key retailers by approximately 20%. Further, we demonstrated strong balance sheet management, including achievement of better than expected year-end cash balances and lower days sales outstanding as of the end of 2007.

•	Strong retailer scorecard performance: We made improvements in measures upon which our key customers evaluate our performance, such as in-stock levels, fill rates and retailer gross margin.

•

Strengthened organization:    Throughout the organization, including on the senior management team, we hired, retained and developed strong talent, particularly in the areas of product management, marketing, game development, international toy marketing, web commerce, software engineering and finance. These actions resulted in better leadership, skills and talent in areas that are key to achievement of our long-term strategy and an improved culture of performance and accountability.

As part of the bonus decision-making process, the individual performance of each named executive officer was assessed in relation to his or her individual performance factors for 2007 and the performance of the department or function for which he or she is accountable. These goals are a combination of objective and subjective measures and are taken into account as part of the overall evaluation of performance in determining the ultimate bonus award. The CEO and Senior Vice President of Human Resources report on these individual performance measures and make bonus recommendations to the compensation committee for bonuses relative to target for each of the named executive officers (other than our CEO). The compensation committee assesses our CEO’s performance against individual and company performance measures and provides a recommendation to the board of our CEO’s bonus relative to his target bonus.

Mr. Katz was awarded a 2007 bonus at approximately 100% of his target bonus based on a performance assessment that included his performance in leading our development of a new product line for 2008 in a manner that exceeded targets, strengthening our management team in a manner that exceeded targets, leading improvements to core financial metrics, such as our gross margin and year-end inventory balances for our retailer customers and for us, and successfully developing processes to assess, identify and develop high-potential employee talent. Mr. Chiasson was awarded a 2007 bonus at 84% of his target bonus (i.e., 100% of the level at which the bonus pool was funded relative to target) based on a performance assessment that included his performance in the improvement of our financial controls, his performance in managing new product development with respect to improved margin targets, his direction of work leading to improvements in our 2007 gross margin and his strong balance sheet management, including the production of a year-end cash balance that was better than expected despite lower net sales. Mr. Dodd was awarded a bonus at 110% of his target bonus based on a performance assessment that included his role in leading our improvement in product gross margins, particularly with respect to improvements in supply chain management and processes, his management of work leading to significant improvements to our retailer customer scorecard performance and his contributions to our better-than-target improvements in year-end inventory balances for our retailer customers and for us. Ms. MacIntyre was awarded a bonus at 120% of her target bonus based on a performance assessment that included her role in leading the product marketing and research and development functions in launching the largest library in our history of Leapster titles in 2007, the development of our 2008 product line in a manner exceeding targets, and her leadership related to our 2007 marketing performance, which led to better-than-target sell-through performance and retail inventory reductions, as well as significant improvements to our web capabilities. Ms. Macintyre also was recognized for having strengthened our management team in a manner that was important for our continuing performance improvement, particularly in strategically critical areas such as game development, marketing, and web commerce. Mr. Pidel was awarded a bonus at 61% of his target bonus based on a performance assessment that included his role in implementing improvements to our international product planning process, particularly with respect to the our new Tag reading system, which will launch in eight countries in 2008, the most for a LeapFrog major product launch in our history. Mr. Pidel was also recognized for overseeing improvements in our 2007 performance in the United Kingdom and Mexico, despite an overall 2007 sales performance of our International segment that was below target.

In January 2007, as part of Mr. Pidel’s new-hire compensation package, we paid him bonuses totaling $137,500 in order to replace a bonus that he would have received from his former employer related to his performance in 2006, as well as certain unvested stock awards, that Mr. Pidel was forfeiting in order to join us. In February 2007, we paid Ms. MacIntyre a signing bonus of $75,000, which was intended to replace a 2006 bonus from her previous employer, which she was forfeiting to join us. Also, as part of her initial compensation package, Ms. MacIntyre was guaranteed a minimum bonus of $68,500 for her performance in 2007. As described above, her actual bonus for her 2007 performance exceeded that minimum amount.

Equity Incentive Awards.    We believe that granting equity incentive awards to our key employees is a critical way to meet the objectives of our compensation philosophy of attracting and retaining talented executives, motivating and rewarding outstanding company and individual performance, and aligning the interests of our executive officers and those of our stockholders. LeapFrog employees are granted equity incentive awards on the basis of performance against short- and long-term goals, the employee’s then-current equity holdings and our assessment of the potential of the employee to provide long-term value to the company.

We grant a combination of equity awards to our executives and other key employees, including time-vested restricted stock units, or RSUs, and time-vested stock options, and we refer to them collectively as “stock awards.” In general, we make grants of stock awards to our executive officers as part of their initial compensation packages, and we make subsequent grants of stock awards on an annual basis. Historically, these annual grants of stock awards have not been made at a set time of the year. In 2007, the compensation committee approved grants to our executive officers, including our named executive officers, in August 2007. Consistent with our stock award granting policy (described below), the grants of those stock awards became effective and were priced in mid-September 2007. Guidelines for the size of equity awards granted to each level of employee are reviewed annually and benchmarked against our peer compensation group companies by Towers Perrin. This review and analysis serves to evaluate the competitiveness of the prospective value of grants awarded by us to our employees and to monitor our equity usage levels relative to our compensation peer group companies and in relation to the published guidelines of proxy-voting advisory firms such as RiskMetrics Group’s ISS Governance Services.

In February 2007, the compensation committee engaged Towers Perrin to conduct an analysis of equity grant guidelines for the various seniority levels of employees within LeapFrog for both new-hire and annual grants, and to project the resulting share usage for 2007 through 2009 based upon certain assumptions of the number of employees at each seniority level throughout that time period. Based upon compensation committee guidance, in 2007 Towers Perrin developed equity grant guidelines that reduced our grant levels to 20% below median competitive grant levels in order to manage overall share usage for 2007 through 2009. The proposed equity guidelines split the annual focal equity grant such that 50% of the projected value is delivered through options and 50% through full value shares in the form of RSUs. Consistent with option valuation and past practice, we grant stock options and RSUs to our employees at a ratio of approximately two option shares for every one RSU. This ratio reflects the relative expense to the company of a stock option compared to a full value share award like an RSU. Similarly, in accordance with the terms of our equity plan, we deduct from the pool of shares available for issuance under the plan two shares for each RSU granted and one share for each option share granted. Equity grants for new hires are to be made entirely in the form of stock options, except in special cases. The compensation committee approved the equity grant guidelines proposed by Towers Perrin and the guidelines were implemented in March 2007.

Over the course of the past few months, the compensation committee reviewed our use of equity incentives and noted that a large number of issued stock options were no longer serving as effective incentive or retention tools, yet were being recorded as compensation expense by us and were being included in our total dilution calculation. In February 2008, the compensation committee recommended to the full board, and the board subsequently approved, a stock option exchange program, under which our employees would be offered the opportunity to exchange eligible out-of-the-money stock options for new options having an exercise price per share equal to the higher of (a) $7.50 per share or (b) $0.25 above the closing price of our Class A common stock as reported on the NYSE for the business day prior to the date the new options are granted (the “Exchange Price”). Under the program, outstanding stock options with an exercise price greater than the Exchange Price are eligible to participate. The compensation committee concluded that our named executive officers should be eligible to participate in the option exchange program to provide them with improved incentives to increase stockholder value, increase the retention value of outstanding options and reduce the total number of potential shares directed towards employee incentive programs—all at no expected additional compensation expense to the company for accounting purposes. Many of our senior executives, including all of our named executive officers, were granted “tiered” options to purchase shares of our stock at then-fair market value as well as at strike prices that were approximately 133% and 166% of then fair market value. If the option exchange program is approved by our stockholders, any named executive officer who elects to surrender tiered options in the program will receive in exchange option grants with a similar tiering structure with the result that a portion of the new options would be issued at out-of-the-money strike prices with the same 33% and 66% premiums used with the surrendered options. For more details regarding this program, see “Proposal Two—Approval of the Option Exchange Program” in this proxy statement.

Stock Award Granting Policy.    Our policy is that we will not seek to time or select the grant dates of stock options or other stock awards in coordination with the release by us of material non-public information, nor will we have any program, plan or practice to do so. In February 2007, the compensation committee recommended to the board, and the board subsequently adopted, a specific policy regarding the grant dates of stock options and other stock awards, including stock awards made to our executive officers. That policy stated that the grant date of all awards to executive officers would be the 15th day of the month subsequent to the month in which the award is approved by the board (or the next succeeding business day that the NYSE is open). If the approval is made after the completion of the most recent fiscal quarter but prior to the announcement of the results of that quarter, then the grant date would be delayed until the next trading day after completion of the first full trading day following announcement of those quarterly results. The exercise price of all awards would equal the closing price of our common stock on the date immediately preceding the grant date, in accordance with the terms of our equity plan.

In February 2008, after considering the first 12 months of operation of our stock award granting practices under the policy, the compensation committee amended the policy to eliminate the modification of grant dates on the 15th day of the month as a result of the open or closed status of our trading window, which had applied to approvals related to our executive officers. As a result, all stock awards, including awards for our executive officers, will be granted on the 15th day of the month subsequent to the month in which a stock award was approved by the compensation committee. This policy will establish 12 pre-set grant dates during a calendar year (i.e., the 15th of each month, except as adjusted due to weekends and holidays) which, in the compensation committee’s view, will provide greater consistency in granting activity as well as reduce the opportunity for discretion regarding the timing or selection of grant dates.

Stock Options.    The compensation committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. Appreciation of our stock price will benefit both stockholders and employees that are optionholders. Option grants made to our executive officers typically have a four-year vesting period and a strike price equal to 100% of the fair market value of the underlying Class A common stock, as defined under our equity plan. Employees, including our executive officers, are generally eligible for “new hire” grants upon initial hire, and then annually thereafter, based on factors including individual performance and total equity position, anticipated future contribution to our success, and alignment among similarly situated employees.

In January 2007, the compensation committee approved a grant to Mr. Pidel of an option to purchase 75,000 shares of our Class A common stock. This option has three tiers—50% of the shares have a strike price of $9.34 per share, which was equal to fair market value of our stock on the grant date, 25% of the shares have a strike price of $12.42 per share (133% of fair market value) and 25% of the shares have a strike price of $15.50 per share (166% of fair market value). Each of the three tiers of this option vests at the rate of 25% on the first anniversary of the grant date, with the remaining portion vesting in thirty-six equal monthly installments for the three years thereafter. In February 2007, the compensation committee approved a grant for Ms. MacIntyre of an option to purchase 100,000 shares of our Class A common stock. This option has three tiers—50% of the shares have a strike price of $10.39 per share, which was equal to fair market value of our stock on the grant date, 25% of the shares have a strike price of $13.82 (133% of fair market value) and 25% of the shares have a strike price of $17.25 (166% of fair market value). Each of the three tiers of this option vests 25% on the first anniversary date of the grant, with the remaining portion vesting in thirty-six equal monthly installments for the three years thereafter. Premiums to fair market value were placed on the strike prices of half of Mr. Pidel’s and Ms. MacIntyre’s new hire stock option grants in order to encourage actions that could enhance long-term stockholder value.

In August 2007, the compensation committee approved the grant of stock options to our named executive officers as part of our annual equity grant process. Mr. Katz was awarded an option to purchase 180,000 shares, Mr. Chiasson was awarded an option to purchase 20,000 shares, Mr. Dodd was awarded an option to purchase 30,000 shares, Ms MacIntyre was awarded an option to purchase 40,000 shares and Mr. Pidel was awarded an option to purchase 30,000 shares. All stock option awards for these named executive officers have a strike price of $7.02 per share and were granted effective September 17, 2007 in accordance with our stock award granting policy. These awards were based on the 2007 equity guidelines developed by Towers Perrin and approved by the compensation committee in February 2007. Stock option awards for each of the named executive officers (other than the CEO) were recommended by the CEO upon consideration of a number of factors, including the executive’s overall performance during the first portion of 2007, strategic impact on the company and current equity holdings compared to similar positions within our peer compensation group. Further, the compensation committee approved awards for Mr. Pidel and Ms. MacIntyre that were above guidelines by 9,000 and 10,000 shares, respectively, to better align each of their total equity holdings with the scope of their responsibilities and with the rest of the executive management team. The compensation committee approved the stock option award to Mr. Katz by reviewing his overall performance in achieving corporate and individual goals during the first portion of 2007 and his total direct compensation compared to CEOs in our compensation peer group.

Restricted Stock Units (RSUs).    Restricted stock units, or RSUs, represent full-value shares of Class A common stock. Our practice is to grant fewer shares under RSUs as compared to options. As a result, granting

RSUs allows us to deliver competitive compensation value to our key employees and strengthen the retention power of the equity grant program while, at the same time, decreasing the amount of potential dilution for all stockholders. RSUs are first and foremost a retention vehicle, as the stock continues to have value even when the stock price declines. In addition, RSUs serve as a valuable recruitment vehicle by offering immediate equity value in our common stock, which allows us to attract talented executives who typically forfeit valuable equity stakes at their current employers in order to join us. Shares of our common stock are not issued when an RSU is granted. Instead, once an RSU vests, one share of our common stock is issued for each share of RSU vested. RSUs vest at the rate of 25% on each of the four subsequent anniversaries of the vesting commencement date.

In August 2007, the compensation committee authorized the grant of RSUs to our named executive officers as part of the annual equity grant. Mr. Katz was awarded 60,000 RSUs and Mr. Chiasson, Mr. Dodd, Ms. MacIntyre and Mr. Pidel were each awarded 10,000 RSUs. All RSUs for the named executive officers were granted on September 17, 2007, consistent with our stock award granting policy. These RSU awards were based on the 2007 equity guidelines developed by Towers Perrin and approved by the compensation committee in February 2007. All of the RSU awards for the named executive officers were within guidelines and were recommended by the CEO upon consideration of a number of factors, including the executive’s overall performance during the first portion of 2007, strategic impact on the company and current equity holdings compared to similar positions within our peer compensation group. The compensation committee approved the RSU award to Mr. Katz by reviewing his overall performance in achieving corporate and individual goals during the first portion of 2007 and his total direct compensation compared to CEOs in our compensation peer group.

Severance Benefits.    In July 2007, the compensation committee approved the Executive Management Severance and Change-in-Control Plan under which all of our executive officers may receive benefits, with the exception of Mr. Katz, who is not eligible to participate in the plan and instead is eligible to receive benefits under the severance and change-in-control provisions that are part of his employment agreement. Prior to the approval of the Executive Management Severance and Change-in-Control Plan, or the Severance Plan, our named executive officers had individually negotiated severance agreements. The Severance Plan was developed to achieve three objectives: (1) to minimize distraction and risk of departure of executives in the event of a potential change-in-control transaction involving LeapFrog; (2) to provide consistency in benefits among our executive officers; and (3) to align our severance benefits for senior executives with competitive practice. In addition, the compensation committee took into account the multi-year nature of our turnaround plan and the historic and anticipated continued volatility of our stock price and operating results. The compensation committee engaged Towers Perrin to review the Severance Plan and to benchmark the Severance Plan benefits against compensation peer group practices and overall market practices. The Severance Plan was intended to replace previously negotiated severance benefits set forth in employment offer letters or to provide benefits for those executive officers who had no benefits in place. In order to determine an appropriate level of severance and change-in-control benefits, Towers Perrin reviewed data from three general industry surveys and conducted a review of the severance practices employed by our compensation peer group companies.

Under the terms of the Severance Plan, the executive officers, except for Mr. Katz, are eligible to receive the benefits described in the Severance Plan if the executive is terminated “without cause” or resigns for “good reason.” Our Severance Plan excludes performance-based terminations from severance protection. For more discussion regarding the definition of “without cause” and “good reason” under the Severance Plan, please see the section in this proxy statement entitled “Potential Payments Upon Termination or Change in Control.”

If the named executive officer is terminated without cause or voluntarily terminates for good reason, the Severance Plan provides for the payment of 12 months of base salary paid in semi-monthly installments and 12 months of COBRA benefits. If the termination occurs during the period beginning three months before and ending twelve months after a change-in-control of LeapFrog, the Severance Plan provides for 24 months of base salary paid in a lump sum, payment of 200% of the executive officer’s target bonus, 24 months of COBRA benefits and acceleration of vesting of all stock awards held by the named executive officer. Additional information regarding the severance benefits for which our named executive officers are eligible is provided in the section in this proxy statement entitled “Potential Payments Upon Termination or Change in Control” beginning on page 58. None of the executive officers is entitled to any tax gross-up benefits under the Severance Plan.

The terms of Mr. Katz’s severance benefits under his employment agreement were reviewed and approved by our board upon the hiring of Mr. Katz as our CEO and President in July 2006. The terms of Mr. Katz’s severance benefits are described in the section in this proxy statement entitled “Potential Payments Upon Termination or Change in Control.”

Other Benefits and Perquisites.    While the compensation committee seeks to offer benefits that are competitive with companies with which we compete for talent, it also seeks to limit, in a reasonable and responsible manner, the level of perquisites offered. The compensation committee reviews and approves any benefits we provide to our executive officers. Employee benefits include healthcare coverage and opportunity to participate in our 401(k) plan and our employee stock purchase plan. These benefits are generally available to all full-time employees, with no additional elements for our executive officers other than an additional week of vacation. We do not offer guaranteed retirement or pension plan benefits.

In May 2007, based on management’s recommendation, the compensation committee eliminated automobile allowances for all executive officers in view of the declining prevalence of this perquisite among our peer companies and our industry in general. To avoid penalizing our executives, who did not receive any increases in base salary in 2007, the compensation committee determined instead to add the amount of the automobile allowance to each executive officer’s base salary. These amounts ranged from $7,200 to $7,800, which is equivalent to the automobile allowances that had been received by our executive officers in amounts of $600 or $650 per month.

In addition, in light of the high cost of housing in the San Francisco Bay Area relative to other parts of the country, we have offered relocation reimbursements and mortgage interest differential payments for newly hired executives who need to relocate to the area from lower cost locations. For our named executive officers, the value of these benefits is described in the Summary Compensation Table and the related footnotes beginning on page 50. In 2007, we provided Mr. Pidel with an aggregate of $74,041 in relocation expense reimbursement, including amounts for tax gross-ups, as well as mortgage interest assistance payments of $3,000 per month for a period of two years and $2,000 per month for a third year. The compensation committee believes that, after the three-year period, if the company and Mr. Pidel are performing well, his salary will have increased to a level at which he can absorb the difference in his mortgage payments compared with his cost of housing in Rhode Island. In total, Mr. Pidel’s relocation assistance amounted to $92,041 in 2007.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1.0 million paid to certain of a company’s executive officers. The limitation applies only to compensation that is not considered to be performance-based. Our 2002 Equity Incentive Plan includes certain provisions intended to allow us to qualify performance share grants as “performance-based” compensation under Section 162(m), although, in February 2007, we discontinued our performance share program. In addition, grants of stock options under our 2002 Equity Incentive Plan are also designed to qualify as “performance-based,” provided the grants have exercise prices of no less than 100% of fair market value on the date of grant and do not exceed a calendar year total grant limit for each optionee that is set forth in our 2002 Equity Incentive Plan. We generally intend to grant stock options to our executives in a manner that satisfies the requirements for qualified performance-based compensation to avoid any disallowance of deductions under Section 162(m).

The compensation committee believes it is appropriate for us to retain the flexibility to pay compensation above $1.0 million if warranted based upon exceptional company and individual performance, and thus, from time to time, we may pay compensation to executives that is not deductible, including grants of equity and cash bonuses.

SUMMARY COMPENSATION INFORMATION

The following table shows for 2006 and 2007, compensation awarded, paid to or earned by, our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers at December 31, 2006 and December 31, 2007, collectively referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Non-Equity Incentive Plan Compensation ($)		Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total Compensation ($)
Jeffrey G. Katz (3) Chief Executive Officer, President and Director	2007	604,550			600,000	(4)	30,271	2,958,138	5,250	(5)	4,198,209
	2006	300,000	365,000	(6)			—	1,441,928	107,825	(7)	2,214,753

William B. Chiasson Chief Financial Officer	2007	309,550			130,011	(8)	58,009	503,081	5,250	(9)	1,005,901
	2006	301,250			61,000	(10)	40,485	349,342	9,800	(11)	761,877

Martin A. Pidel (12) Executive Vice President, International	2007	245,353	137,500	(13)	75,000	(14)	5,045	77,593	94,041	(15)	634,532

Nancy G. MacIntyre (16) Executive Vice President, Product, Innovation and Marketing	2007	250,144	75,000	(17)	150,000	(18)	5,045	105,634	2,000	(19)	587,823

Michael J. Dodd	2007	289,200			170,050	(20)	78,818	192,028	3,000	(21)	733,096
Senior Vice President, Supply Chain and Operations	2006	270,769			57,000	(22)	73,772	61,279	87,332	(23)	550,152

(1)	The value shown for the stock awards is based on the dollar amount of the compensation cost of the awards recognized for financial statement reporting purposes for each of the fiscal years ended December 31, 2006 and December 31, 2007, in accordance with FAS 123R and include amounts attributable to awards granted in and prior to the applicable year. However, as required, amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards Table below for more information regarding stock awards granted in 2007. The assumptions made in the valuation of the stock awards are discussed in Note 16, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	The value shown for the option awards is based on the dollar amount of the compensation cost of the awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 and December 31, 2007, in accordance with FAS 123R and include amounts attributable to awards granted in and prior to the applicable year. However, as required, amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards Table below for more information regarding option awards granted in 2007. The assumptions made in the valuation of the option awards are discussed in Note 16, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Mr. Katz became our CEO and President in July 2006.

(4)	Bonus paid to Mr. Katz in February 2008 under our 2007 bonus plan and based on the achievement of corporate and individual performance goals and achievements for 2007.

(5)	Mr. Katz received an automobile allowance of $3,250 through May 31, 2007. In May 2007, the compensation committee eliminated automobile allowances for all named executive officers and instead added, effective as of June 1, 2007, the amount of each individual named executive officer’s automobile allowance to his base salary. Mr. Katz also received $2,000 in matching grants made to his 401(k) savings plan.

(6)	Under the terms of his employment agreement, Mr. Katz received a sign-on bonus of $300,000. In May 2007, the compensation committee approved a special bonus of $65,000 for Mr. Katz in recognition of his individual performance towards the achievement of total company performance goals during 2006.

(7)	Mr. Katz received relocation assistance in the amount of $51,572 and $9,770 in tax gross-up payments related to such relocation assistance, $2,000 in matching grants made to his 401(k) savings plan and an annual automobile allowance of $3,900. Mr. Katz also received $40,583 in board fees for the period January 2006 through June 2006, when he served as a non-employee member of our board of directors, as well as a member of our audit, nominating and corporate governance and strategy committees.

(8)	Bonus awarded to Mr. Chiasson in February 2008 under our 2007 bonus plan and based on the achievement of corporate and individual performance goals and achievements for 2007.

(9)	Mr. Chiasson received an automobile allowance of $3,250 through May 31, 2007. In May 2007, the compensation committee eliminated automobile allowances for all named executive officers and instead added, effective as of June 1, 2007, the amount of each individual named executive officer’s automobile allowance to his base salary. Mr. Chiasson also received $2,000 in matching grants made to his 401(k) savings plan.

(10)	Bonus awarded to Mr. Chiasson in February 2007 under our 2006 bonus plan and based on the achievement of individual performance goals and achievements for 2006.

(11)	Mr. Chiasson received $2,000 in matching grants made to his 401(k) savings plan and an annual automobile allowance of $7,800.

(12)	Mr. Pidel became our Executive Vice President, International in January 2007.

(13)	In February 2007, the compensation committee approved a bonus of $62,500 for Mr. Pidel as part of his new hire compensation package to replace a bonus that he would have received from his former employer related to his performance in 2006, as well as certain unvested stock awards, that Mr. Pidel was forfeiting in order to join us. Under the terms of his employment agreement, Mr. Pidel also received a sign-on bonus of $75,000.

(14)	Bonus awarded to Mr Pidel in February 2008 under our 2007 bonus plan and based on the achievement of corporate and individual performance goals and achievements for 2007.

(15)	Mr. Pidel received relocation assistance in the amount of $78,760 and $13,281 in tax gross-up payments related to such relocation assistance, and $2,000 in matching grants made to his 401(k) savings plan.

(16)	Ms. MacIntyre became our Executive Vice President, Product, Innovation and Marketing in February 2007.

(17)	Under the terms of her employment agreement, Ms. MacIntyre received a sign-on bonus of $75,000, which was intended to replace a 2006 bonus from her previous employer that she was forfeiting to join us.

(18)	Bonus awarded to Ms. MacIntyre in February 2008 under our 2007 bonus plan and based on the achievement of corporate and individual performance goals and achievements for 2007.

(19)	Ms. MacIntyre received $2,000 in matching grants made to her 401(k) savings plan.

(20)	Bonus awarded to Mr. Dodd in February 2008 under our 2007 bonus plan and based on the achievement of corporate and individual performance goals and achievements for 2007.

(21)	Mr. Dodd received an automobile allowance of $3,000 through May 31, 2007. In May 2007, the compensation committee eliminated automobile allowances for all named executive officers and instead added, effective as of June 1, 2007, the amount of each individual named executive officer’s automobile allowance to his base salary.

(22)	Bonus awarded to Mr. Dodd in February 2007 under our 2006 bonus plan and based on the achievement of individual performance goals and achievements for 2006.

(23)	Mr. Dodd received relocation assistance in the amount of $50,616 and $29,506 in tax gross-up payments related to such relocation assistance, and an annual automobile allowance of $7,200.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2007, certain information regarding grants of plan-based awards to the named executive officers:

Grants of Plan-Based Awards in Fiscal 2007

Name	Grant Date(1)		Approval Date of Grant(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Closing Market Price on Grant Date ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
				Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
Jeffrey G. Katz Chief Executive Officer and President	2/28/07	(2)		486,240	607,800	1,215,600
	9/17/07		8/3/07	—	—	—	—	180,000	7.02	6.96	587,070
	9/17/07		8/3/07	—	—	—	60,000	—	—	6.96	421,200

William B. Chiasson Chief Financial Officer	2/28/07	(2)		123,820	154,775	309,550
	9/17/07		8/3/07	—	—	—	—	20,000	7.02	6.96	65,230
	9/17/07		8/3/07	—	—	—	10,000	—	—	6.96	70,200

Martin A. Pidel Executive Vice President, International	2/28/07	(2)		98,141	122,676	245,353
	1/8/07		12/29/06	—	—	—	—	37,500	9.34	9.39	165,810
	1/8/07		12/29/06	—	—	—	—	18,750	12.42	9.39	67,342
	1/8/07		12/29/06	—	—	—	—	18,750	15.50	9.39	55,614
	9/17/07		8/3/07	—	—	—	—	30,000	7.02	6.96	97,845
	9/17/07		8/3/07	—	—	—	10,000	—	—	6.96	70,200

Nancy G. MacIntyre Executive Vice President, Product, Innovation and Marketing	2/28/07	(2)		100,058	125,072	250,144
	2/5/07		2/5/07	—	—	—	—	50,000	10.39	10.51	245,530
	2/5/07		2/5/07	—	—	—	—	25,000	13.82	10.51	99,662
	2/5/07		2/5/07	—	—	—	—	25,000	17.25	10.51	82,265
	9/17/07		8/3/07	—	—	—	—	40,000	7.02	6.96	130,460
	9/17/07		8/3/07	—	—	—	10,000	—	—	6.96	70,200

Michael J. Dodd Senior Vice President, Supply Chain and Operations	2/28/07	(2)		115,680	144,600	289,200
	9/17/07		8/3/07	—	—	—	—	30,000	7.02	6.96	97,845
	9/17/07		8/3/07	—	—	—	10,000	—	—	6.96	70,200

(1)

In February 2007, our board adopted a policy regarding the grant dates of stock options and stock-based awards under which the grant date of all awards to named executive officers will the 15th day of the month subsequent to the month in which the award is approved by the board or compensation committee (or the next succeeding business day that the NYSE is open). If the approval is made after the completion of the most recent fiscal quarter but prior to the announcement of the results of that quarter, then the grant date will be delayed until the next trading day after completion of the first full trading day following announcement of the quarterly results. The exercise price of all awards will equal the closing price of our common stock on the trading day immediately preceding the grant date. For the options granted to Mr. Pidel and Ms. MacIntyre on January 8, 2007 and February 5, 2007, respectively, these options were granted prior to adoption of our stock granting policy in February 2007. For Mr. Pidel’s options granted in January 2007, there was a delay between the approval date and the grant date of his option as they were approved by the compensation committee prior and subject to Mr. Pidel’s first day of employment with LeapFrog on January 8, 2007.

For more information about our stock award granting policy, see the section in this proxy statement entitled “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Stock Award Granting Policy.”

(2)	In February 2007, our board approved the non-equity incentive plan under which “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” are based.

The actual cash incentive award payout is determined using multiple financial and non-financial metrics. The threshold payment amount is 80% of the target amount, if all incentive plan metrics are achieved at the threshold performance level. If performance against all incentive plan metrics is below the threshold, the payout may be zero. The maximum payment is 200% of the target amount. The actual cash incentive award payouts, which were approved by the compensation committee, and in the case of our CEO, the board of directors, based upon their review of corporate and individual performance goals and achievements for 2007, were paid in February 2008 and are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(3)	Restricted stock units are granted under our 2002 Equity Incentive Plan and, consistent with the grants to the other employees, vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date.

(4)	Except for the option shares listed for Mr. Pidel and Ms. MacIntyre, options vest over a four-year period in forty-eight equal monthly installments, consistent with grants to other employees.

The options shares listed for Mr. Pidel and Ms. MacIntyre were granted to them upon their joining LeapFrog and, consistent with new hire grants made to other LeapFrog employees, vest over a four-year period, with 25% of the shares subject to the option vesting one year after the vesting commencement date and the remainder vesting in thirty-six equal monthly installments thereafter.

(5)	As provided in our 2002 Equity Incentive Plan, we grant options to purchase our common stock at an exercise price equal to the closing market price of our Class A common stock on the trading day immediately preceding the date of grant.

(6)	Represents the full grant date fair value of the option or award pursuant to FAS 123R. See Note 16, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, for a discussion of assumptions made in determining the grant date fair value and compensation expense of equity awards.

Both the Summary Compensation Table and the Grants of Plan-Based Awards Table reflect the terms contained in the employment agreement that LeapFrog entered into with our President and CEO, Jeffrey G. Katz, who began employment with LeapFrog on July 3, 2006. The following is a brief description of the materials terms and conditions of that agreement.

Mr. Katz’s employment agreement provides for an annual base salary of $600,000 and a sign-on bonus of $300,000. Mr. Katz is eligible to receive an annual bonus based on his achievement of certain individual objectives and LeapFrog financial performance measures established by the board, at the target bonus opportunity level of 100% of Mr. Katz’s annual base salary and at a maximum 200% of his annual base salary for exemplary performance pursuant to stretch-level objectives. Mr. Katz must be an active employee of LeapFrog through and as of the last day of each bonus year in order to be eligible to receive a bonus for that year. Mr. Katz was eligible to and did receive a bonus for performance in 2006, prorated for his partial year of service in 2006. For the first year of Mr. Katz’s employment, until Mr. Katz established a permanent residency in the San Francisco Bay area, we reimbursed him for reasonable expenses incurred in commuting between the San Francisco and Los Angeles areas.

Effective on July 6, 2006, Mr. Katz was granted the following awards of nonstatutory stock options (the “Options”) to purchase shares of LeapFrog’s Class A common stock (“Common Stock”): (1) an option, pursuant to our 2002 Equity Incentive Plan (the “Plan”), to purchase 1,200,000 shares of Common Stock at a per-share exercise price of $10.30, which price was equal to the fair market value (as defined under the Plan) of a share of Common Stock on the grant date; (2) an option pursuant to the Plan to purchase 800,000 shares of Common Stock at a per-share exercise price of $13.33; (3) an option in the form of a special inducement grant outside the Plan to purchase 150,000 shares of Common Stock at a per-share exercise price of $13.33; and (4) an option in the form of a special inducement grant outside the Plan to purchase 500,000 shares of Common Stock at a per-share exercise price of $16.67. Each of the options has a ten-year term and vests over a four-year period with

25% of the shares subject to each of the options vesting upon Mr. Katz’s completion of one year of continuous employment service and 1/48 th of the shares vesting for each month of continuous service thereafter. Each option granted under the Plan is subject to all terms and conditions set forth in the Plan and in a stock option grant notice and stock option agreement substantially in the forms attached to the agreement, and each option granted outside the Plan is governed by terms substantially similar to those of the Plan.

Mr. Katz and the other named executive officers have the right to receive certain payments upon specific types of termination or a change in control of LeapFrog. A summary of the materials terms governing these payments is set forth in this proxy statement in the section entitled “Potential Payments Upon Termination or Change In Control.”

Should Proposal Two set forth in this proxy statement be approved by our stockholders, the outstanding options held by our named executive officers may be affected. For an illustration of the potential impact, based on specified assumptions, of the Option Exchange Program on the options held by the named executive officers, see the table included in this proxy statement in the section entitled “Proposal Two: Approval of the Option Exchange Program—Interests of Our Directors and Executive Officers in the Stock Option Exchange Program.”

Outstanding Equity Awards at Fiscal year end.

The following table shows, for the fiscal year ended December 31, 2007, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

Outstanding Equity Awards at December 31, 2007

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey G. Katz Chief Executive Officer and President	—	—		—	—	60,000	403,800
	25,000	5,000	(5)	$10.90	06/06/2015
	1,006	244	(6)	$11.30	07/01/2015
	425,000	775,000	(7)	$10.30	07/06/2016
	283,333	516,667	(7)	$13.33	07/06/2016
	53,125	96,875	(7)	$13.33	07/06/2016
	177,083	322,917	(7)	$16.67	07/06/2016
	11,250	168,750	(8)	$7.02	09/17/2017

William B. Chiasson Chief Financial Officer	—	—		—	—	25,000	168,250
	115,625	34,375	(9)	$13.50	11/11/2014
	21,333	10,667	(10)	$12.47	08/01/2015
	8,750	11,250	(11)	$10.60	03/27/2016
	26,250	63,750	(12)	$9.33	10/30/2016
	13,125	31,875	(12)	$12.41	10/30/2016
	13,125	31,875	(12)	$15.49	10/30/2016
	1,250	18,750	(8)	$7.02	09/17/2017

Martin A. Pidel Executive Vice President, International	—	—		—	—	10,000	67,300
	0	37,500	(14)	$9.34	01/08/2017
	0	18,750	(14)	$12.42	01/08/2017
	0	18,750	(14)	$15.50	01/08/2017
	1,875	28,125	(8)	$7.02	09/17/2017

Nancy G. MacIntyre Executive Vice President, Product, Innovation and Marketing	—	—		—	—	10,000	67,300
	0	50,000	(15)	$10.39	02/05/2017
	0	25,000	(15)	$13.82	02/05/2017
	0	25,000	(15)	$17.25	02/05/2017
	2,500	37,500	(8)	$7.02	09/17/2017

Michael J. Dodd Senior Vice President, Supply Chain and Operations	—	—		—	—	24,375	164,044
	16,666	8,334	(13)	$10.55	04/18/2015
	6,562	8,438	(11)	$10.60	03/27/2016
	21,875	53,125	(12)	$9.33	10/30/2016
	10,937	26,563	(12)	$12.41	10/30/2016
	10,937	26,563	(12)	$15.49	10/30/2016
	1,875	28,125	(8)	$7.02	09/17/2017

(1)	All options reported in the table have been granted under our 2002 Equity Incentive Plan, except for Mr. Katz who was granted options to purchase 30,000 and 1,250 shares under our 2002 Non-Employee Directors’ Stock Award Plan and options to purchase 500,000 shares and 150,000 shares outside of our equity plans.

(2)	Represents restricted stock units or awards that have been granted under our 2002 Equity Incentive Plan and vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the grant date.

(3)	Calculated by multiplying the closing market price of our Class A common stock as reported by the NYSE for December 31, 2007, $6.73, by the number of shares of restricted stock units that have not vested as of December 31, 2007.

(4)	Our performance share program was discontinued by the compensation committee in February 2007 and at December 31, 2007 there were no outstanding grants issued under our performance share program.

(5)	Option vests in 36 equal monthly installments from the date of grant, which was June 6, 2005.

(6)	Option vests in 36 equal monthly installments from the date of grant, which was July 1, 2005.

(7)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the date of grant which was July 6, 2006 and in thirty-six equal monthly installments thereafter.

(8)	Option vests in forty-eight equal monthly installments from the date of grant, which was September 17, 2007.

(9)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the date of grant which was November 11, 2004 and in thirty-six equal monthly installments thereafter.

(10)	Option vests in forty-eight equal monthly installments from the vesting commencement date, which was April 12, 2005.

(11)	Option vests in forty-eight equal monthly installments from the vesting commencement date, which was March 27, 2006.

(12)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the date of grant which was October 30, 2006 and in thirty-six equal monthly installments thereafter.

(13)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the first date of employment, which was April 18, 2005 and in thirty-six equal monthly installments thereafter.

(14)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the first date of employment which was January 8, 2007 and in thirty-six equal monthly installments thereafter.

(15)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the first date of employment, which was February 5, 2007 and in thirty-six equal monthly installments thereafter.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2007, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

Option Exercises and Stock Vested in Fiscal 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey G. Katz	—	—	—	—
Chief Executive Officer and President

William B. Chiasson	—	—	5,000	55,550	(1)
Chief Financial Officer

Martin A. Pidel	—	—	—	—
Executive Vice President, International

Nancy G. MacIntyre	—	—	—	—
Executive Vice President, Product, Innovation and Marketing

Michael J. Dodd	—	—	4,125	44,591	(2)
Senior Vice President, Supply Chain and Operations			3,000	32,010	(3)

(1)	Calculated by multiplying the fair market value of our Class A common stock on the date the stock award vested, or $11.10 on March 27, 2007, by the number of shares acquired on vesting.

(2)	Calculated by multiplying the fair market value of our Class A common stock on the date the stock award vested, or $10.81 on April 12, 2007, by the number of shares acquired on vesting.

(3)	Calculated by multiplying the fair market value of our Class A common stock on the date the stock award vested, or $10.67 on April 18, 2007, by the number of shares acquired on vesting.

Potential Payments Upon Termination or Change in Control

In October 2007, we established our Executive Management Severance and Change-in-Control Plan which was approved by our compensation committee, which we refer to as the “Severance Plan,” under which our named executive officers may receive benefits in the event of termination of employment under specified circumstances, including a change in control of LeapFrog. Mr. Katz, however, is not eligible to participate in the Severance Plan, but instead is eligible to receive benefits under the terms of the severance and change-in-control provisions in his employment agreement. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of the end of 2007 are described in detail below with respect to each named executive officer. The estimates are based on the assumption that a triggering event occurred on December 31, 2007 and assume a price per share of our Class A common stock of $6.73, which was the price of our Class A common stock reported by the NYSE at the close of market on December 31, 2007. With respect to the estimated or potential value of options that are accelerated and/or have extended exercise periods in connection with a named executive officer’s termination or a change in control of LeapFrog, the actual value of the options realized, if any, will depend upon the extent to which the market value of our common stock exceeds the exercise price on the date the option is exercised. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the amounts paid or distributed upon the actual occurrence of a triggering event may be different from the amounts set forth below.

Jeffrey G. Katz

Termination

In July 2006, we entered into an employment agreement with Mr. Katz which provides that he will be entitled to certain benefits if his employment is terminated by us for reasons other than cause or by Mr. Katz for good reason or due to his death or permanent disability. Upon such a termination, Mr. Katz (or his estate), would be entitled to receive (a) on our customary bonus payment date, a prorated portion of his target bonus for the year in which his termination occurs, and (b) vesting of the options granted to Mr. Katz on July 6, 2006 (the “Options”) for 12 additional months. In addition, all vested Options would remain exercisable for two years following his termination date. Assuming, for the purposes of illustration, a termination date of December 31, 2007 and exercise of the Options on the same date, the bonus payment would be $607,800 and, because the exercise price of the Options exceeded $6.73, the closing price of our Class A common stock as reported by the NYSE for December 31, 2007, there would have been no realizable value of the vested options.

In addition, if Mr. Katz’s employment is terminated by us for reasons other than cause or by Mr. Katz for good reason, we have agreed to hire Mr. Katz as a consultant for a period of two years following his termination. During this two-year consulting period, we will pay Mr. Katz an annual consulting fee equal to the sum of (a) his base salary at the time of his termination, (b) the higher of his target bonus at the time of his termination and the average annual bonus amount paid to Mr. Katz for the two fiscal years preceding his termination and (c) one-third of all self-employment taxes paid by Mr. Katz on the consulting fees. The consulting fees would be paid to Mr. Katz in equal semi-monthly installments. We have also agreed to pay all health insurance continuation payments to maintain Mr. Katz’s group health insurance coverage, for himself and his covered dependents, while he is providing consulting services to LeapFrog. Assuming a termination date of December 31, 2007, the total consulting fees that could be paid to Mr. Katz would be approximately $2,601,000 and the payments to maintain group health insurance coverage for himself and his covered dependents would be approximately $29,300.

The prior benefits described in the preceding two paragraphs are hereinafter referred to as the “Katz Severance Benefits.”

Under the terms of Mr. Katz’s employment agreement, the term “cause” means:

•	commission of an act of fraud, embezzlement or misappropriation against or involving LeapFrog;

•	conviction, or entry of a guilty or no contest plea, for any felony involving moral turpitude or dishonesty;

•

commission of an act or failure to commit an act, involving LeapFrog that would amount to willful misconduct, wanton misconduct, gross negligence or a material breach of Mr. Katz’s employment agreement and which would result in significant harm to LeapFrog; or

•	willful failure to perform the responsibilities and duties set forth in the employment agreement for a period of ten days following receipt of written notice from LeapFrog regarding such failure.

Under the terms of Mr. Katz’s employment agreement, “good reason” means:

•

a substantial reduction in the nature or status of his responsibilities (the requirement that Mr. Katz assume any position other than the senior-most position upon a change-in-control transaction shall be deemed a substantial reduction for purposes of triggering termination payments);

•	the failure to re-elect, or the removal of, Mr. Katz from our board of directors;

•	any reduction in his base salary or target bonus;

•	relocation of his place of work to any place more than 35 miles from the office he regularly occupies or 35 miles from Mr. Katz’s residence in Southern California;

•

failure by any successor entity following a change-in-control transaction, within ten days of the request by Mr. Katz, to deliver confirmation of the successor entity’s commitment to honor Mr. Katz’s employment agreement; or

•	the appointment, prior to July 3, 2009, of anyone other than Mr. Katz to serve as successor chairman of our board of directors upon the resignation or removal of Steven B. Fink from that position.

Change in Control

Under his employment agreement, upon the occurrence of a change in control, we would accelerate the vesting of any equity awards then held by Mr. Katz such that all of his equity awards would be vested as of the date of the change in control. Assuming that a change in control occurred on December 31, 2007 and that his Options were exercised on the same date, because the exercise price of the Options exceeded $6.73, the closing price of our Class A common stock as reported by the NYSE for December 31, 2007, there would have been no value related to the additional vesting. In addition, if during the two-year period following a change in control of LeapFrog, Mr. Katz’s employment is terminated for reasons other than cause or by Mr. Katz for good reason or due to his death or permanent disability, we would accelerate the vesting of any equity awards then held by Mr. Katz with the result that all of his equity awards would be vested as of the date of his termination and all of his vested stock options would remain exercisable for two years after the termination date. Assuming that the change in control and termination both occurred on December 31, 2007 and that his Options were exercised on the same date, there would have been no value related to the additional vesting because the exercise price of the Options exceeded $6.73, the closing price of our Class A common stock as reported by the NYSE for December 31, 2007. We would also pay to Mr. Katz the Katz Severance Benefits, as applicable. For purposes of the foregoing discussion, a change-in-control transaction will be deemed to have occurred if any person or entity acquires at least a majority of the combined voting power of our outstanding securities, or upon our merger or consolidation, adoption by our stockholders of a plan of dissolution or liquidation or the sale or transfer of substantially all of our assets.

Non-Solicitation, Non-Competition, Non-Interference, Release

Under his employment agreement, Mr. Katz must refrain from engaging in certain activities that are competitive with our business for a period of two years after the termination of his employment. Should Mr. Katz provide any service or assistance in any capacity to a competitive business during this two-year period, his consulting arrangement with LeapFrog will immediately terminate. In addition, Mr. Katz is subject to a non-solicitation provision for two years after termination of his employment, as well as a non-interference provision and a confidentiality provision. Mr. Katz is required to execute a release prior to receiving any of the foregoing benefits.

William B. Chiasson, Martin A. Pidel, Nancy G. MacIntyre and Michael J. Dodd

Messrs. Chiasson, Pidel and Dodd and Ms. MacIntyre are each eligible to receive severance and termination payments under the Executive Management Severance and Change-in-Control Plan, which will be referred to hereafter as the “Severance Plan.”

Under the terms of the Severance Plan, Messrs. Chiasson, Pidel and Dodd and Ms. MacIntyre are eligible to receive the benefits described in the Severance Plan if the executive officer is terminated without “cause” or the executive officer resigns for “good reason.”

Under the Severance Plan, “cause” means:

•	convicted of a felony or a crime involving moral turpitude or dishonesty;

•	commit fraud against LeapFrog;

•

commit a material breach of any material provision of a written agreement with LeapFrog (including, without limitation, the Proprietary Information and Inventions Agreement) or of a written company policy, provided that the employee was given reasonable notice and opportunity to cure;

•	show conduct demonstrating unfitness to serve, provided that the employee was given reasonable notice and opportunity to cure; or

•	breach duties to LeapFrog including persistent unsatisfactory performance of job duties.

Under the Severance Plan, “good reason” means:

•	any material diminution in the employee’s authority, duties or responsibilities;

•	a reduction in base salary of greater than 10% of base salary prior to the reduction, unless others in equivalent roles are accordingly reduced;

•	the employee’s business location moves more than 50 miles beyond the current location; or

•	a material breach by LeapFrog of the agreement under which the employee is employed.

To resign for good reason, an employee must resign within 60 days after the occurrence, without the employee’s consent, of one of the events listed in the foregoing definition, after having given LeapFrog 30 days’ written notice, during which time LeapFrog had the opportunity to cure the event that the employee asserts is good reason. If LeapFrog cures the event, then the employee would not have good reason.

If a covered termination (which includes a resignation for good reason) is triggered and does not occur in relation to a change in control of LeapFrog, the Severance Plan provides for the following severance benefits:

Base Severance (Months of Base Salary)	Health Insurance Payments	Form of Payment
12	12 months of COBRA coverage	Installments

If a covered termination is triggered and occurs in relation to a change in control of LeapFrog, the Severance Plan provides for the following severance benefits:

Base Severance (Months of Base Salary)	Bonus Severance	Health Insurance Payments	Equity Acceleration	Form of Payment

24	200% of Target Bonus	24 months of COBRA coverage	100%	Lump Sum

Assuming a termination date of December 31, 2007, Messrs. Chiasson, Pidel and Dodd and Ms. MacIntyre would be entitled to receive the following severance benefits:

Covered termination—No change in control

Name of Named Executive Officer	Payment of Base Salary ($)	Health Insurance Payments ($)
William B. Chiasson	312,800	14,644
Martin A. Pidel	250,000	14,644
Nancy G. MacIntyre	275,000	14,644
Michael J. Dodd	292,200	14,644

Covered termination—Change in control

Name of Named Executive Officer	Payment of Base Salary ($)	Payment of Bonus ($)	Health Insurance Payments ($)(1)	Value of Equity Acceleration ($)(2)
William B. Chiasson	625,600	312,800	29,288	—
Martin A. Pidel	500,000	250,000	29,288	—
Nancy G. MacIntyre	550,000	275,000	29,288	—
Michael J. Dodd	584,400	292,200	29,288	—

(1)	Does not reflect potential increase of insurance premiums in 2009.

(2)	Because the exercise price of the options exceeded $6.73, the closing price of our Class A common stock as reported by the NYSE for December 31, 2007, there would be no value related to the equity acceleration, assuming exercise on December 31, 2007.

Messrs. Chiasson, Pidel and Dodd and Ms. MacIntyre are required to execute a release prior to receiving any of the foregoing benefits and benefits under the Severance Plan will terminate if, at any time, the officer violates any proprietary information or confidentiality obligation to LeapFrog.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of LeapFrog. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were filed in a timely manner.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g. , brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are LeapFrog stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may: (1) notify your broker; (2) direct your written request to our Vice President of Investor Relations, 6401 Hollis Street, Emeryville, California 94608 or to ir@leapfrog.com or (3) contact our Vice President of Investor Relations at (510) 420-5150. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Peter M. O. Wong
Peter M. O. Wong Senior Vice President, General Counsel and Corporate Secretary

April 30, 2008

APPENDIX A

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

If a director’s relationship with LeapFrog falls within any of the following categorical standards, the director’s relationship with LeapFrog, in and of itself, will not be deemed material.

1.	The director is affiliated with or employed by a company, partnership or other entity that receives payments from LeapFrog for property or services which, in the current fiscal year, do not exceed the greater of (a) $1 million or (b) 2% of such other company’s consolidated gross revenues; provided, that, solely for purposes of determining “audit committee independence,” a director may not accept, directly or indirectly, a consulting, advisory or other compensatory fee from LeapFrog in any amount (other than Director’s and committee fees and retainers).

2.	The director is affiliated with or employed by a company, partnership or other entity that is a controlling stockholder of LeapFrog.

3.	The director is an employee, officer or director of a foundation, university or other non-profit organization to which LeapFrog gives directly, or indirectly through the provision of property or services, in the current fiscal year, donations that do not exceed in the aggregate the greater of (a) $1 million or (b) 2% of such other organization’s consolidated gross revenues.

A-1

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

LEAPFROG ENTERPRISES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2008

The undersigned hereby appoints Jeffrey G. Katz and William B. Chiasson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of LEAPFROG ENTERPRISES, INC. which the undersigned may be entitled to vote at the annual meeting of stockholders of LeapFrog Enterprises, Inc. to be held at LeapFrog Enterprises, Inc.’s headquarters at 6401 Hollis Street, Emeryville, California on Thursday, June 5, 2008 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on other side)

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY – (Continued from other side)

The board of directors recommends a vote FOR the eight nominees for director listed below.	Please mark your votes like this	☒

PROPOSAL 1:	To elect the eight nominees for director listed below to		FOR all nominees	WITHHOLD	The board of directors recommends a vote FOR Proposal 2.		FOR	AGAINST	ABSTAIN
	hold office until the 2009 annual meeting of stockholders and until their successors are elected.		listed below (except as indicated to the contrary below) ☐	AUTHORITY to vote for all nominees listed below: ☐	PROPOSAL 2:	To approve a one-time stock option exchange program, including approval of the issuance of options to LeapFrog Enterprises, Inc.’s Chief Executive Officer as part of the stock option exchange program.	☐	☐	☐
	Nominees: Steven B. Fink Thomas J. Kalinske Jeffrey G. Katz Stanley E. Maron	E. Stanton McKee, Jr. David C. Nagel Ralph R. Smith Caden Wang
					The board of directors recommends a vote FOR Proposal 3.		FOR	AGAINST	ABSTAIN
To withhold authority to vote for any nominee(s), write such nominee(s) name(s) below:					PROPOSAL 3:

To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as the independent registered public accounting firm of LeapFrog Enterprises, Inc. for its fiscal year ending December 31, 2008.

							☐	☐	☐

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Dated	, 2008.